EXHIBIT 10.2

TERM LOAN AND NOTE PURCHASE AGREEMENT

among

SUN HEALTHCARE GROUP, INC.
and
EACH OTHER PERSON LISTED ON SCHEDULE 1A HERETO,
Borrowers

U.S. BANK NATIONAL ASSOCIATION,
Administrative Agent

and

THE LENDERS AND PURCHASERS NAMED HEREIN,
Holders

$20,000,000 Term Loan
$23,675,000 Stated Principal Amount of Discount Notes

Dated as of February 28, 2002

TABLE OF CONTENTS

i

8.3	Financial Condition	31
8.4	Indebtedness and Liabilities	31
8.5	Title to Properties; Liens	32
8.6	Litigation; Adverse Facts	32
8.7	Payment of Taxes	32
8.8	Performance of Agreements	33
8.9	Employee Plans	33
8.10	Broker's Fees	33
8.11	Environmental Compliance	33
8.12	Solvency	33
8.13	Disclosure	33
8.14	Insurance	33
8.15	Compliance with Laws; Authorizations; Consents	34
8.16	Employee Matters	35
8.17	Governmental Regulation	35
8.18	Access to Accountants and Management	35
8.19	Inspection	35
8.20	Borrowers' Receipt of Payments	35
8.21	Reports	35
8.22	Compliance with Health Care Laws	36
8.23	Funds from Restricted Grants	36
8.24	HIPAA Compliance	37
8.25	Licenses	37
8.26	Certificates of Need	37
8.27	Inactive Entities	37
8.28	Supplemental Schedules	37
8.29	Amendment to Senior Loan Agreement	37
SECTION 9	REPORTING AND OTHER AFFIRMATIVE COVENANTS	38
9.1	Financial Statements and Other Reports	38
9.2	Endorsement; Insurance Claims	38
9.3	Maintenance of Properties	38
9.4	Further Assurances	38
9.5	Mortgages; Title Insurance; Surveys	38
9.6	Use of Proceeds and Margin Security	39
9.7	Licensure; Medicaid/Medicare Cost Reports	39
9.8	Termination/Default of Contracts	39
9.9	Notice of Event of Default and Other Matters	39
9.10	Inactive Entities	39
9.11	Payment of the Obligation	40
SECTION 10	FINANCIAL COVENANTS	40
10.1	Tangible Net Work	40
10.2	Minimum Operating Cash Flow	40
10.3	Capital Expenditure Limits	41
10.4	Fixed Charge Coverage	41
10.5	Debt to EBITDA Ratio	42
10.6	Census	42
SECTION 11	NEGATIVE COVENANTS	42
11.1	Debt	42
11.2	Guaranties	43
11.3	Transfers, Liens, and Related Matters	43

11.4	Investments and Loans	44
11.5	Restricted Junior Payments	44
11.6	Restriction on Fundamental Changes	44
11.7	Changes Relating to Senior Loan Documents	45
11.8	Transactions with Affiliates	45
11.9	Conduct of Business	45
11.10	Tax Consolidations	45
11.11	Subsidiaries	45
11.12	Fiscal year; Tax Designation	45
11.13	Use of Holders' Name	45
11.14	IRS Form 8821	45
11.15	Certificates of Need	46
11.16	Sale Lease-back Transactions	46
11.17	Plan and Confirmation Order	46
SECTION 12	DEFAULT, RIGHTS, AND REMEDIES	46
12.1	Event of Default	46
12.2	Remedies Upon Default	49
12.3	Borrower Waivers	49
12.4	Performance by Administrative Agent	50
12.5	Delegation of Duties; Reliance	50
12.6	Not in Control	50
12.7	Course of Dealing	51
12.8	Cumulative Rights	51
12.9	Application of Proceeds	51
12.10	Certain Proceedings	51
12.11	Expenditures by Holders	51
12.12	Indemnification	52
SECTION 13	AGREEMENT AMONG HOLDERS	52
13.1	Administrative Agent	52
13.2	Expenses	54
13.3	Proportionate Absorption of Losses	54
13.4	[Intentionally Omitted]	54
13.5	Limitation of Liability	54
13.6	Default; Collateral	55
13.7	Limitation of Liability	56
13.8	Relationship of Holders	57
13.9	Benefits of Agreement	57
13.10	Obligations Several	57
SECTION 14	MISCELLANEOUS	57
14.1	Headings	57
14.2	Nonbusiness Days	57
14.3	Communications	57
14.4	Form and Number of Documents	58
14.5	Survival	58
14.6	Governing Law	58
14.7	Invalid Provisions	59
14.8	Entirety	59
14.9	Jurisdiction; Venue; Service of Process; Jury Trial	59
14.10	Amendments, Consents, Conflicts, and Waivers	60
14.11	Multiple Counterparts	60

14.12	Successors and Assigns; Assignments and Participations	61
14.13	Decisions by Borrowers	62
14.14	Confidentiality	63
14.15	Publication	63
14.16	Company as Agent	63
14.17	Intercreditor Agreement	63
14.18	Discharge Only Upon Payment in Full; Restatement in Certain Circumstances	64

SCHEDULES AND EXHIBITS

Schedule 1A	-	Borrowers
Schedule 1B	-	Mortgaged Property
Schedule 1C	-	Liens in Certain Accounts
Schedule 1D	-	Other Liens
Schedule 2.1A	-	Lenders and Commitments
Schedule 2.1B	-	Purchasers and Discount Note Amounts
Schedule 7.1	-	Conditions Precedent to Closing
Schedule 8.1	-	Capitalization of Borrowers
Schedule 8.4	-	Debt and Liabilities
Schedule 8.7	-	Federal Tax Identification Numbers and Returns Under Audit
Schedule 8.15	-	Compliance with Laws
Schedule 8.16	-	Employee Matters
Schedule 8.25	-	Authorizations
Schedule 8.27	-	Inactive Entities
Schedule 11.1	-	Existing Debt
Schedule 11.4	-	Existing Investments and Loans
Schedule 11.11	-	Subsidiaries

Reporting Rider

Exhibit A-1	-	Form of Term Loan Note
Exhibit A-2	-	Form of Discount Note
Exhibit B	-	Form of Conversion Notice
Exhibit C	-	Form of Security Agreement
Exhibit D	-	Form of Assignment and Assumption Agreement
Exhibit E	-	Form of Reconciliation Report
Exhibit F	-	Form of Compliance Certificate

v

TERM LOAN AND NOTE PURCHASE AGREEMENT

          THIS TERM LOAN AND NOTE PURCHASE AGREEMENT is entered into as of February 28, 2002, among SUN HEALTHCARE GROUP, INC., a Delaware corporation (the "Company"), and each direct or indirect Subsidiary (hereinafter defined) of the Company listed on Schedule 1 hereto (individually, a "Borrower," and all Borrowers, including the Company, collectively, the "Borrowers"), Holders (hereinafter defined), and U.S. Bank National Association, as Administrative Agent (hereinafter defined), for itself and the other Holders.

RECITALS

          A.     On October 14, 1999, Borrowers filed voluntary petitions under Chapter 11 of the Bankruptcy Code and became debtors in jointly administered Chapter 11 bankruptcy cases pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") as Case No. 99-3657 (MFW) (Jointly Administered) (each, a "Case" and, collectively, the "Cases");

          B.     After a hearing held by the Bankruptcy Court on February 4-5, 2002 (the "Confirmation Hearing"), and by its "Findings Of Fact, Conclusions Of Law, And Order Under 11 U.S.C. Section1129(a) and (b) and Fed. R. Bankr. P. 3020 Confirming Debtors' Joint Plan Of Reorganization" dated February __, 2002 (the "Confirmation Order"), the Bankruptcy Court confirmed the "Debtors' Joint Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code", dated as of December 8, 2001 (as amended) (as confirmed by the Confirmation Order, the "Plan");

          C.     Borrowers have requested that (i) Lenders extend credit to Borrowers and (ii) Purchasers purchase notes from Borrowers in the form and on the terms of this Term Loan and Note Purchase Agreement (this "Agreement") to enable Borrowers to fund their obligations under the Plan and to provide working capital financing funds for other general corporate purposes;

          D.     To secure Borrowers' obligations under the Loan Documents (hereinafter defined), Borrowers shall grant to Administrative Agent, for the benefit of Holders, a security interest in and lien upon all of the Borrowers' personal property and certain of the Borrowers' real property.

          Accordingly, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1     DEFINITIONS AND TERMS.

          1.1     Definitions. As used herein:

          Adjusted Eurodollar Rate means, for any Eurodollar Rate Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Rate Borrowing for such Interest Period by (b) 1 minus the Reserve Requirement for such Eurodollar Rate Borrowing for such Interest Period; provided however, that in no event shall the Adjusted Eurodollar Rate be less than 2.15%.

          Administrative Agent means U.S. Bank National Association, and its permitted successors and assigns as "Administrative Agent" for Holders under the Loan Documents.

          Affiliate of any Person means any other individual or entity (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, provided, however, that no individual shall be an Affiliate of any Person solely by reason of his or her being a director, officer, or employee of such Person, or (ii) 10% or more of the voting stock (or in the case of an entity which is not a corporation, 10% or more of the voting equity interest) of which is beneficially owned or held by such Person; and, for purposes of this definition only, "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise); provided that, for purposes of this Agreement neither Administrative Agent nor any Holder shall be deemed to be an Affiliate of any Borrower and no Borrower shall be deemed to be an Affiliate of any other Borrower.

          Aggregate Discount Note Amount means, on any date of determination, the sum of the Stated Principal Amount of all outstanding Discount Notes.

          Aggregate Principal Debt means the sum of the Aggregate Discount Note Amount plus the Term Loan Principal Debt.

          Agreement means this Term Loan and Note Purchase Agreement (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

          Applicable Lending Office means, for each Holder and for each Type of Borrowing, the "Lending Office" of such Holder (or an affiliate of such Holder) designated on Schedule 2.1A or Schedule 2.1B, as applicable, attached hereto or such other office that such Holder (or an affiliate of such Holder) may from time to time specify to Administrative Agent and Borrowers by written notice in accordance with the terms hereof.

          Applicable Margin means (a) for the Term Loan Tranche (other than Term Loan Principal Debt as a result of the Term Debt Increase if required by clause (b) hereof), 4.00% for Base Rate Borrowings and 6.85% for Eurodollar Rate Borrowings, (b) to the extent required as a result of the application of any Debtor Relief Law, for the Term Loan Principal Debt attributable to the Term Debt Increase, the "Base Rate Margin" under the Senior Loan Agreement (as of the date of the Option Closing (as defined in the Intercreditor Agreement)) for Base Rate Borrowings and the "LIBOR Margin" under the Senior Loan Agreement (as of the date of the Option Closing (as defined in the Intercreditor Agreement)) for Eurodollar Rate Borrowings, and (c) for the Note Purchase Tranche, 0.00% for Base Rate Borrowings and 0.50% for Eurodollar Rate Borrowings.

          Asset Disposition means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation, or otherwise, of any or all of the assets of any Borrower or any of its Subsidiaries other than (a) sales of inventory in the ordinary course of business, (b) disposition of worn out or obsolete equipment, (c) transfers or other dispositions of assets or property by a Borrower to another Borrower, (d) Permitted Divestitures, (e) the Campus Transaction, and (f) the THCI Turnover.

          Assignment and Assumption means an assignment and assumption entered into by a Holder and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.12), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

          Authorizations means all material filings, recordings, and registrations with, and all material validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, certificates of compliance, grants of authority, and permits from, any Governmental Authority.

          Base Rate means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 0.5% and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate.

          Base Rate Borrowing means a Borrowing bearing interest at the per annum rate equal to the greater of (a) the sum of the Base Rate plus the Applicable Margin for Base Rate Borrowings and (b) 9% per annum.

          Borrower and Borrowers are defined in the preamble to this Agreement.

          Borrowing means any amount disbursed (a) by one or more Holders under the Term Loan Tranche or the Note Purchase Tranche pursuant to the terms of this Agreement or any other Loan Document, whether such amount constitutes an original disbursement of funds or the continuation of an amount outstanding, or (b) by any Holder in accordance with, and to satisfy the obligations of any Borrower under, any Loan Document.

          Business Day means (a) for all purposes, any day other than Saturday, Sunday, and any other day on which commercial banking institutions are required or authorized by Law to be closed in Dallas, Texas, Minneapolis, Minnesota, or New York, New York, and (b) in addition to the foregoing, in respect of any Eurodollar Rate Borrowing, a day on which dealings in United States dollars are conducted in the London interbank market and commercial banks are open for international business in London.

          Campus Transaction means the sale of the headquarters office complex of the Company, located in Albuquerque, New Mexico pursuant to the Plan.

          Capital Expenditures shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during such period and excluding that portion of Capital Leases (except any cash down payment) which is capitalized on the consolidated balance sheet of the Company and its Subsidiaries) net of cash amounts received by the Borrowers from other Persons during such period in reimbursement of Capital Expenditures made by the Borrowers, excluding interest capitalized during construction by the Borrowers during such period, that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment, or intangibles or similar fixed asset accounts reflected in the consolidated balance sheet of the Company and its Subsidiaries (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by any Borrower to the extent of the gross amount of such purchase price less the book value of the equipment being traded in at such time), but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced.

          Capital Lease means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.

          Cash Equivalents means:

               (a)     Readily marketable, direct, full faith and credit obligations of the United States of America or any agency thereof, or obligations guaranteed by the full faith and credit of the United States of America, maturing within not more than six (6) months from the date of acquisition;

               (b)     Commercial paper maturing no more than six (6) months from the date of issuance and rated, at the time of acquisition, at least P-1 from Moody's Investors Service, Inc. ("Moody's") or at least A-1 from Standard and Poor's Rating Group (a division of McGraw-Hill, Inc., "S&P");

               (c)     Short term certificates of deposit or banker's acceptances maturing within six (6) months from the date of issuance issued by, or overnight reverse purchase agreements from any commercial bank organized under the Laws of the United States of America, or any state thereof or the District of Columbia, having combined capital and surplus of not less than $250,000,000 and not subject to set off rights in favor of such bank; and

               (d)     any money market fund registered under the Investment Company Act of 1940, as amended, investing in the above-described securities or commercial paper if such fund holds investments in excess of $100,000,000 and Borrowers' aggregate investment in such funds is less than 10% of the total amount invested in such fund.

          Closing Date means the date upon which this Agreement has been executed by Borrowers, Holders, and Administrative Agent and all conditions precedent specified in Section 7 have been satisfied or waived.

          Code means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

          Collateral means all of the items and types of property described as "Collateral" in now existing or hereafter created Collateral Documents and all cash and non-cash proceeds thereof.

          Collateral Documents means all security agreements, pledge agreements, financing statements, assignments of partnership interests, guaranties, Mortgages, assignments of rents, and any other collateral documents at any time delivered to Administrative Agent to create or evidence Liens securing the Obligation, together with all reaffirmations, amendments, and modifications thereof or supplements thereto.

          Commitment Percentage means, for any Lender, at any date of determination occurring prior to the initial Borrowing, the proportion (stated as a percentage) that its Committed Sum bears to the aggregate Committed Sums of all Lenders.

          Committed Sum means, at any date of determination occurring prior to the initial Borrowing, the amount stated beside such Holder's name on the most-recently amended Schedule 2.1A to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents).

          Company means Sun Healthcare Group, Inc.

          Company's Accountants means the independent certified public accountants selected by the Company and its Subsidiaries and reasonably acceptable to Administrative Agent, which selection shall not be modified during the terms of this Agreement (except if the Company retains another of the so-called "Big Five" accounting firms) without the Collateral Agent's prior written consent, which consent shall not be unreasonably withheld.

          Confirmation Hearing is defined in the Recitals to this Agreement.

          Confirmation Order is defined in the Recitals to this Agreement.

          Consequential Loss means any loss or expense which any Holder may reasonably incur in respect of a Eurodollar Rate Borrowing as a consequence of any event described in Section 4.5.

          Conversion Notice means a request pursuant to Section 3.11, substantially in the form of Exhibit B.

          Corporate Integrity Agreement means the agreement dated as of July 12, 2001, between the Office of the Inspector General of the Department of Health and Human Services and the Company.

          Debt means (without duplication), for any Person (a) all indebtedness for borrowed money; (b) obligations under leases which in accordance with GAAP constitute Capital Leases; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (f) obligations in respect of Letters of Credit; (g) any advances under any factoring arrangement; and (h) obligations under the Settlement Agreement.

          Debtor Relief Laws means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally.

          Default is defined in Section 12.

          Default Rate means, (i) with respect to any Borrowing under the Term Loan Tranche, on any date, a per annum rate of interest equal from day to day to the lesser of (a) the non-Default interest rate applicable to such Borrowing, plus 2% and (b) the Maximum Rate, and (ii) with respect to any other Obligation under the Loan Documents, the lesser of (a) the Base Rate plus the then-effective Applicable Margin for Base Rate Borrowings for the Term Loan Tranche plus 2% and (b) the Maximum Rate.

          Discount Note means an original issue discount promissory note substantially in the form of Exhibit A-2 and all renewals and extensions of all or any part thereof.

          Dollars and the symbol $ means lawful money of the United States of America.

          EBITDA means, for any period, without duplication, the total of the following for the Borrowers on a consolidated basis, each calculated for such period: (a) net income determined in accordance with GAAP; plus, (b) to the extent included in the calculation of net income, the sum of (i) income and franchise taxes paid or accrued; (ii) interest expenses, net of interest income, paid or accrued; (iii) amortization and depreciation; and (iv) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business); less, (c) to the extent included in the calculation of net income, the sum of (i) the income of any Person in which any Borrower has a direct or indirect ownership interest except to the extent such income is received by such Borrower in a cash distribution during such period; (ii) gains or losses from sales or other dispositions of assets (other than inventory in the normal course of business); and (iii) extraordinary or non-recurring gains and non-recurring losses.

          Eligible Assignee means (a) a commercial bank organized under the Laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the Laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (c) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds, and lease financing companies, (d) a Related Fund, and (e) a Person that is primarily engaged in the business of lending that is (i) a Subsidiary of a Holder, (ii) a Subsidiary of a Person of which a Holder is a Subsidiary, or (iii) a Person of which a Holder is a Subsidiary; provided, however, that no Affiliate of any Borrower shall be an Eligible Assignee.

          Employee Plan means, at any time, each Single-Employer Plan and each Multiemployer Plan.

          Environmental Law means any applicable Law that relates to (a) the quality or protection of air, groundwater, surface water, soil, other environmental media, or natural resources, (b) the Release or threatened Release of Hazardous Substances, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, or (d) health or safety, including without limitation, employee safety in the workplace, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. Section 11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. Section 4321 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. Section 401 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. Section 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law.

          ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

          ERISA Affiliate means any Borrower or trade or business (whether or not incorporated) which, for purposes of Title IV of ERISA, is, or has been within the past six years, a member of any Borrower's controlled group or which is, or has been within the past six years, under common control with any Borrower within the meaning of Section 414(b), (c), (m), or (o) of the Code.

          Eurodollar Rate means, for any Eurodollar Rate Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

          Eurodollar Rate Borrowing means a Borrowing bearing interest at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Borrowings.

          Exhibit means an exhibit to this Agreement unless otherwise specified.

          Facilities means any hospital, outpatient clinic, long term care facility, nursing home or rehabilitation center and related medical office building or other facility owned or used by any Borrower in its business.

          Federal Funds Rate means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent (in its individual capacity) on such day on such transactions as determined by Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

          Financial Statements means balance sheets, statements of operations, statements of shareholders' equity, and statements of cash flows prepared in accordance with GAAP, which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and statements of shareholders' equity shall be in comparative form to the prior fiscal year-end figures.

          Fiscal Year means each twelve (12) month period ending on the last day of December in each year.

          Fixed Charge Coverage means, for any period of determination, Operating Cash Flow divided by Fixed Charges.

          Fixed Charges means, for any period, and each calculated for such period (without duplication), (a) Interest Expense of the Company and its Subsidiaries; plus (b) scheduled payments of principal with respect to all Debt of the Company and its Subsidiaries payable during such period; plus (c) any provision for (to the extent it is greater than zero) income or franchise taxes included in the determination of net income, excluding any provision for deferred taxes; plus (d) payment of deferred Taxes accrued in any prior period; plus (e) Restricted Junior Payments made in cash.

          GAAP means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable from time to time.

          Governmental Authority means any (a) state, county, city, town, village, or other local, state, or federal judicial, executive, regulatory, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

          Hazardous Substance means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, or toxicity; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, or synthetic gas, and drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances, explosives, or any radioactive materials; (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; and (e) mold of any form or type arising from any moisture source.

          Healthcare Laws is defined in Section 8.22.

          HIPAA means the Health Insurance Portability and Accountability Act of 1996 and the federal standard for privacy of individually identifiable health information promulgated thereunder, and any and all rules or regulations promulgated from time to time thereunder including the regulations set forth at 45 CFR parts 160 and 164 as such provisions are currently drafted and, if applicable, updated, amended, or revised.

          Holders means, on any date of determination, collectively, all Lenders and all Purchasers.

          Inactive Entity means each entity listed on Schedule 8.27.

          Insurer means a Person that (a) insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or (b) has an agreement with any Borrower to compensate such Borrower for providing services to a Patient.

          Intangible Assets means all intangible assets (determined in conformity with GAAP) including, without limitation, goodwill, intellectual property, software, licenses, organizational costs, deferred amounts, covenants not to compete, unearned income, and restricted funds.

          Intercreditor Agreement means that certain Intercreditor Agreement dated of even date herewith by and among the Borrowers, Administrative Agent and Senior Agent.

          Interest Expense means, without duplication, for any period, for Borrowers and their Subsidiaries each calculated for such period, interest expenses deducted in the determination of net income (excluding (a) the amortization of fees and costs with respect to the transactions contemplated by this Agreement and the Senior Loan Agreement which have been capitalized as transaction costs in accordance with GAAP; and (b) interest paid in kind).

          Interest Period is determined in accordance with Section 3.10.

          Laws means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any Governmental Authority.

          Lenders means, on any date of determination, the financial institutions named on Schedule 2.1A, and subject to the terms and conditions of this Agreement, their respective successors and assigns, but not any Participant who is not otherwise a party to this Agreement as a Lender.

          Liabilities has the meaning given that term in accordance with GAAP and includes Debt.

          Lien means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other Right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

          Litigation means any action by or before any Governmental Authority.

          Loan Documents means (a) this Agreement, the Notes, and the Collateral Documents, (b) all agreements, documents, or instruments in favor of Administrative Agent or Holders delivered concurrently herewith or at any time hereafter pursuant to this Agreement or otherwise in connection with all or any part of the Obligation, and (c) any and all future renewals, extensions, restatements, reaffirmations, or amendments of, or supplements to, all or any part of the foregoing.

          Material Adverse Event means any set of one or more circumstances or events which, individually or collectively, results in any (a) material adverse effect on the ability of Borrowers (taken as a whole) to perform any obligations under any Loan Document or the ability of Administrative Agent or any Holder to enforce any such obligations or any of their respective Rights under the Loan Documents, or (b) material and adverse effect on the business, operations, prospects, properties, assets, or condition (financial or otherwise) of Borrowers (taken as a whole).

          Material Contracts means a contract or agreement (including, without limitation, a provider agreement) the default (or event of default) under, termination of, or expiration of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Event.

          Maximum Amount and Maximum Rate respectively mean, for each Holder, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Holder is permitted to contract for, charge, take, reserve, or receive on the Obligation.

          Medical Services means medical and health care services provided to a Patient, including, but not limited to, medical, pharmacy, and health care services performed by any Borrower which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by any Borrower to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

          Mortgage means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases, or other real estate security documents delivered by any Borrower to Administrative Agent, on behalf of Holders, with respect to the Mortgaged Property, all in form and substance satisfactory to Administrative Agent.

          Mortgaged Property means that certain real property owned by certain Borrowers and described on Schedule 1(B).

          Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Borrower, any Subsidiary thereof, or any ERISA Affiliate of any Borrower is making, has made, is accruing, or has accrued, an obligation to make contributions or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

          Net Income means, as of any date, net income calculated in accordance with GAAP.

          Net Worth means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of the capital stock and additional paid-in capital plus retained earnings (or less accumulated deficit) calculated in conformity with GAAP.

          Note Purchase Tranche means the obligation to purchase and sell the Discount Notes as described in and subject to the limitations set forth in Section 2.3 hereof.

          Notes means, at the time of any determination thereof, all outstanding and unpaid Term Loan Notes and Discount Notes.

          Obligation means all present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owing, due, or payable to Administrative Agent, any Holder, or any Affiliate of any Holder by any Borrower arising from, by virtue of, or pursuant to any Loan Document, including, without limitation, any increase in the Term Loan Principal Debt as the result of the exercise of the Partial Purchase Option pursuant to Section 2.2, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all reasonable attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents.

          Operating Cash Flow means, for any period of determination, (a) EBITDA; plus (b) the net change in the accrued general and professional insurance liability as set forth in the cash flow statement delivered from time to time by the Company; minus (c) Capital Expenditures.

          Option Price has the meaning assigned to that term in the Intercreditor Agreement.

          Partial Purchase Option has the meaning giving such term in the Intercreditor Agreement.

          Participant is defined in Section 14.12(d).

          Patient means any Person receiving Medical Services from any Borrower and all Persons legally liable to pay any Borrower for such Medical Services other than Insurers.

          PBGC means the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

          Permitted Divestitures means the disposition on commercially reasonable terms and conditions of (i) the mobile x-ray business formerly known as TLC Mobile Medical and operated by SunAlliance Healthcare Services, Inc. and (ii) the respiratory services supplies and equipment business operated by SunCare Respiratory Services, each of which shall have occurred on or before May 31, 2002.

          Permitted Liens means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for Taxes not yet due and payable; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by Law, which are incurred in the ordinary course of business for sums not more than 30 days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, statutory obligations, surety, and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Borrower; (e) Liens for purchase money obligations, provided that (i) the purchase of the asset subject to any such Lien is permitted under Sections 10.4 and 11.1(d), (ii) the Debt secured by any such Lien is permitted under Section 11.1, and (iii) such Lien encumbers only the asset so purchased; (f) Liens in respect of Debt permitted under Section 11.1(d); provided that such Liens encumber only the asset which is subject to a Capital Lease; (g) Liens in favor of Administrative Agent, on behalf of itself and the other Holders securing the Obligation; (h) Liens on or security interests in certain accounts granted by a Borrower to the lessor of certain nursing home Facilities, all as set forth on Schedule 1(C) or otherwise consented to in writing by Required Holders; (i) Liens granted to the Senior Agent pursuant to the Senior Loan Documents securing Senior Debt and in accordance with the Intercreditor Agreement, (j) Liens with respect to, or hereafter incurred in connection with, the Sumitomo Transaction and the SunTrust Transaction, in each case, as set forth on Schedule 1(D), and (k) Liens existing on the Closing Date to the extent set forth on Schedule 1(D).

          Person means any individual, entity, or Governmental Authority.

          Plan is defined in the Recitals to this Agreement.

          Potential Default means the occurrence of any event or existence of any circumstance which, after the giving of notice or lapse of time or both, would become a Default.

          Prime Rate means the per annum rate of interest established from time to time by Administrative Agent, as its prime rate, which rate may not be the lowest rate of interest charged by Administrative Agent to its customers.

          Pro Forma means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date after giving effect to the transactions contemplated by this Agreement.

          Projections means Borrowers' forecasted consolidated: (a) balance sheets; (b) capitalization statements; (c) cash flow statements; and (d) profit and loss statements, all prepared on a division by division and Subsidiary by Subsidiary basis consistent with the Company's historical Financial Statements and based upon good faith estimates and assumptions by Borrowers believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

          Pro Rata or Pro Rata Part, for each Holder, means on any date of determination, the proportion which the portion of the Term Loan Principal Debt or the Aggregate Discount Note Amount owed to such Holder (as applicable) bears to the Aggregate Principal Debt owed to all Holders at the time in question.

          Purchasers means, on any date of determination, the Persons named on Schedule 2.1B, and subject to the terms and conditions of this Agreement, their respective successors and assigns, but not any Participant who is not otherwise a party to this Agreement as a Purchaser.

          Register is defined in Section 14.12(c).

          Regulation D means Regulation D of the Board of Governors of the Federal Reserve System, as amended.

          Regulation U means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

          Related Fund means, with respect to any Holder, a fund or other investment vehicle that invests in commercial loans and is managed by such Holder or by the same investment advisor that manages such Holder or by an Affiliate of such Holder or investment advisor.

          Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

          Representatives means representatives, officers, directors, employees, attorneys, and agents.

          Required Holders means, on any date of determination, those Holders holding 50.1% or more of the Aggregate Principal Debt.

          Reserve Requirement means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Rate Borrowings, "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Borrowings. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

          Restricted Junior Payment means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company, any other Borrower, or any of their Subsidiaries now or hereafter outstanding, except a dividend payable solely with shares of the class of stock on which such dividend is declared; (b) any redemption, conversion, exchange, retirement, defeasance, sinking fund, or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding, or the issuance of a notice of an intention to do any of the foregoing; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of any Borrower or any of its Subsidiaries now or hereafter outstanding; and (d) any payment by any Borrower or any of its Subsidiaries of any management, consulting, or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

          Rights means rights, remedies, powers, privileges, and benefits.

          Schedule means, unless specified otherwise, a schedule attached to this Agreement, as the same may be supplemented and modified from time to time in accordance with the terms of the Loan Documents.

          Securities Act means the Securities Act of 1933, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

          Security Agreement means (a) a Pledge, Assignment, and Security Agreement in substantially the form and upon the terms of Exhibit C, executed by any Person pursuant to the requirements of the Loan Documents; and (b) any amendments, modifications, supplements, restatements, ratifications, or reaffirmations of any Security Agreement made in accordance with the Loan Documents.

          Senior Agent means collectively the "Administrative Agent" and the "Collateral Agent" as defined in the Senior Loan Agreement.

          Senior Lenders means, on any date of determination, the Lenders under the Senior Loan Agreement.

          Senior Loan Agreement means the Loan and Security Agreement dated as of February ____, 2002, executed by Borrowers, Citicorp USA, Inc., as Administrative Agent, Heller HealthCare Finance, Inc., as Collateral Agent, and the Senior Lenders, as it may be further modified, amended, renewed, extended, refunded, refinanced, replaced, or restated from time to time in accordance with the terms thereof and subject to the terms of the Intercreditor Agreement.

          Senior Loan Documents means the "Loan Documents" as defined in the Senior Loan Agreement.

          Settlement Agreement means the "Settlement Agreement Entered Into Among the United States Of America, acting through the United States Department of Justice and Centers for Medicare and Medicaid Services, the TRICARE Management Activity Support Office, Sun Healthcare Group, Inc. and its subsidiaries who filed bankruptcy in the District of Delaware on October 14, 1999, and Stephen Beaujon, Renee Lundgren, Thomas DeLay, David Junga, K.G. Simmons, Judith R. Barry, Saul Epstein, Vida M. Melton and Diane Lind", date on or about February 1, 2002, which is the subject of Sections 4.3 and 5.12 of the Plan and which was incorporated into the Plan and approved by the Bankruptcy Court as part of the Confirmation Order.

          SHS means Shared Healthcare Systems, Inc., a Delaware corporation.

          Single-Employer Plan means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and established or maintained by any Borrower, Subsidiary thereof, or ERISA Affiliate of any Borrower, but not including any Multiemployer Plan.

          Social Security Act shall mean the Social Security Act as codified at 42 U.S.C. Section 1395 et seq., as amended.

          Solvent means, as to a Person, that (a) the aggregate fair saleable value of such Person's assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person does not intend to incur and does not believe that it will incur Debt beyond its ability to pay such Debt as it becomes due, and (c) such Person does not have unreasonably small capital to conduct such Person's businesses as presently conducted or contemplated.

          Stated Principal Amount means, as to each Discount Note for each Purchaser, the "Stated Principal Amount at Maturity" of such Discount Note, as set forth on Schedule 2.1B.

          Subsidiary of any Person means (a) any entity of which an aggregate of more than 50% (in number of votes) of the stock, membership interests, or other equity interests is owned of record or beneficially, directly or indirectly, by such Person, or (b) any partnership (limited or general) of which such Person shall at any time be the controlling general partner determined in accordance with GAAP or own more than 50% of the issued and outstanding partnership interests.

          Sumitomo Transaction means the conversion of the Sumitomo synthetic leases to mortgages as described in Schedule 1D.

          SunScript means SunScript Pharmacy Corporation, SunFactors, Inc., Pharmacy Factors of Florida, Inc., Pharmacy Factors of Texas, Inc., Pharmacy Factors of California, Inc., Advantage Health Services, Inc., HoMed Convalescent Equipment, Inc., SunScript/HRA LLC, First Class Pharmacy, Inc., and Executive Pharmacy Services, Inc.

          SunScript Assets means all of the real and personal assets of SunScript.

          SunScript Stock means the stock or other equity interests issued by SunScript.

          SunTrust Transaction means the conversion of the SunTrust synthetic leases to mortgages as described in Schedule 1D.

          Tangible Net Worth of any Person means as of any date of determination, an amount equal to: (a) Net Worth of such Person; less (b) Intangible Assets of such Person; less (c) prepaid expenses of such Person; less (d) all obligations owed to such Person by any Affiliate of such Person or any of its Subsidiaries (determined in each case in conformity with GAAP).

          Taxes means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.

          Term Debt Increase means the increase in the Term Loan Principal Debt as a result of the exercise of the Partial Purchase Option as provided in Section 2.2 and in compliance with the Intercreditor Agreement.

          Termination Date means the earlier of (a) February 28, 2005, and (b) the effective date of any other termination, cancellation, redemption, or acceleration of the Term Loan Tranche or the Note Purchase Tranche.

          Termination Fee means, with respect to the payment of any Term Loan Principal Debt, an amount equal to the amount of such payment times the Termination Fee set forth below that corresponds to the date such payment is made:

Period during which payment occurs	Termination Fee
Prior to February 28, 2003	2.0%
On or after February 28, 2003, but prior to (and not including) February 28, 2005	1.0%

          Term Loan Tranche means the credit facility as described in and subject to the limitations set forth in Section 2.2 hereof.

          Term Loan Note means a promissory note substantially in the form of Exhibit A-1, and all renewals and extensions of all or any part thereof.

          Term Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Borrowings under the Term Loan Tranche, including, without limitation, any Term Debt Increase.

          THCI Transfer Facilities means, collectively, the following nursing home facilities: (a) Mediplex Rehab. of Denver, located in Denver, Colorado, (b) Mediplex of Stamford, located in Stamford, Connecticut, (c) SunBridge Care and Rehabilitation for Brookline, located in Brookline, Massachusetts, and (d) SunBridge Care and Rehabilitation for East Boston, located in East Boston, Massachusetts. THCI Turnover means the going concern transfer of the THCI Transfer Facilities by Borrowers to THCI Mortgage Company Holdings LLC.

          Total Assets means the "Total Assets" as reflected on the Consolidated Legal Entities report, dated February 11, 2002 (11:18 AM) prepared by the Company and previously provided to Administrative Agent.

          Total Revenues means the "4th Qtr Total Revenue" as reflected on the Consolidated Legal Entities report, dated February 11, 2002 (11:18 AM) prepared by the Company and previously provided to Administrative Agent.

          Tranches means, collectively, the Term Loan Tranche and the Note Purchase Tranche; Tranche means either the Term Loan Tranche or the Note Purchase Tranche.

          TRICARE means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the "Civilian Health and Medical Program of the Uniformed Services (CHAMPUS)".

          Type means any type of Borrowing determined with respect to the interest option applicable thereto.

          1.2     Number and Gender of Words; Other References. Unless otherwise specified in the Loan Documents, (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender, (b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

          1.3     Accounting Principles. Except as otherwise expressly provided herein, all accounting and financial terms used in the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period. If Borrowers or Required Holders determine that a change in GAAP from that in effect on the date hereof has altered the treatment of certain financial data to its detriment under this Agreement, such party may, by written notice to the others and Administrative Agent not later than ten days after the effective date of such change in GAAP, request renegotiation of the financial covenants affected by such change. If Borrowers and Required Holders have not agreed on revised covenants within 30 days after delivery of such notice, then, for purposes of this Agreement, GAAP will mean generally accepted accounting principles on the date just prior to the date on which the change that gave rise to the renegotiation occurred.

SECTION 2     BORROWING/PURCHASE PROVISIONS.

          2.1     Term Loan Tranche. Each Lender severally, but not jointly, agrees to lend to Borrowers in a single advance on the Closing Date such Lender's Commitment Percentage of $20,000,000. If all or any portion of the Term Loan Principal Debt is paid or prepaid, then the amount so repaid may not be reborrowed.

          2.2     Term Debt Increase.

          (a)     Lenders' Decision Regarding Partial Purchase Option. Administrative Agent shall notify Lenders promptly upon receipt of notice of a Senior Payment Default or any Proceeding by or involving any Borrower (in each case as defined in the Intercreditor Agreement). Any Lender may, at its option, consent to the exercise of the Partial Purchase Option (the "Option Exercise") by giving written notice to Administrative Agent within three Business Days after of the receipt of notice from Administrative Agent (such date, the "Response Date") of its desire to increase its Term Loan Principal Debt in an aggregate amount equal to its ratable portion of the Option Price. If all Lenders consent to the Option Exercise on or before the Response Date, Administrative Agent shall notify Senior Agent of Lenders' intent to the exercise the Partial Purchase Option and the provisions of clause (b) shall apply. If any Lender fails to give notice of consent to the Option Exercise to Administrative Agent on or before the Response Date, such Lender shall be deemed to have not approved the Option Exercise and the provisions of clause (c) shall apply.

          (b)     Exercise Option. If all Lenders consent to the Option Exercise on or before the Response Date, Administrative Agent shall notify Senior Agent of Lenders' intent to exercise the Partial Purchase Option. If Administrative Agent gives notice of Lenders' intent to exercise the Partial Purchase Option pursuant to this Section 2.2, each Lender consenting to the Option Exercise (each, an "Accepting Lender") shall remit to Administrative Agent the portion of the Option Price attributable to such Accepting Lender and Administrative Agent, on behalf of Lenders, shall consummate the Partial Purchase Option. Upon the consummation of the Partial Purchase Option, the Option Price shall be treated for all purposes under this Agreement (including, without limitation, amortization) as Term Loan Principal Debt, subject to each provision of the Loan Documents.

          (c)     Additional Procedures Regarding the Option Exercise. If any Lender fails to give notice to Administrative Agent of its consent to the Option Exercise as provided in clause (a) (each Lender not consenting to the Option Exercise, a "Rejecting Lender"), then Administrative Agent shall promptly notify (the "Rejected Amount Notice Date") the Accepting Lenders of the aggregate Option Price that would otherwise be attributable to Rejecting Lenders (the "Rejected Amount"). Each Accepting Lender shall have the Right, but not the obligation, to elect to increase its portion of the Option Price by an amount not to exceed the Rejected Amount, and shall notify Administrative Agent of that election on or before two Business Days after the Rejected Amount Notice Date, specifying the proposed amount of the increase in such Accepting Lender's portion of the Option Price. If the aggregate amount of the proposed increases of all Accepting Lenders making an election to increase their respective portions of the Option

Price is less than the Rejected Amount, then Administrative Agent shall not exercise the Partial Purchase Option. If the aggregate amount of the proposed increases of all Accepting Lenders making an election to increase their respective portions of the Option Price is equal to or greater than the Rejected Amount, Administrative Agent shall notify Senior Agent of Lenders' intent to exercise the Partial Purchase Option and the provisions of clause (b) shall apply. If the aggregate amount of the proposed increases of all Accepting Lenders making an election to increase their respective portions of the Purchase is greater than the Rejected Amount, then the Rejected Amount shall be allocated ratably among such Accepting Lenders based on the respective amounts of the proposed increases elected by such Accepting Lenders.

          2.3      Purchase of Discount Notes. Each Purchaser severally, but not jointly, agrees to purchase from Borrowers (and Borrowers agree to sell to Purchasers), on the Closing Date, the Stated Principal Amount of Discount Notes set forth opposite the name of such Purchaser on Schedule 2.1B for the purchase price set forth opposite the name of the Purchaser on Schedule 2.1B. Borrowers and each Purchaser agree that for purposes of Sections 1271 through 1275 of the Code, the aggregate original purchase price of the Discount Notes is as set forth under the heading "Purchase Price" on Schedule 2.1B and such price will be appropriately used by Borrowers and such Purchaser for financial reporting and income Tax purposes.

SECTION 3     TERMS OF PAYMENT.

          3.1     Loan Accounts, Notes, and Payments.

          (a)     Loan Accounts; Noteless Transaction. The Term Loan Principal Debt owed to each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by Administrative Agent (including, without limitation, the Register) and each Lender shall be prima facie evidence absent manifest error of the Term Loan Principal Debt owned by Borrowers to each Lender and the interest and principal payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers under the Loan Documents to pay any amount owing with respect to the Obligation.

          (b)     Term Loan Notes. Upon the request of any Lender, made through Administrative Agent, the Term Loan Principal Debt owed to such Lender may be evidenced by a Term Loan Note. In such event, Borrowers shall promptly prepare, execute, and deliver to such Lender such Term Loan Note payable to the order of such Lender. Upon the occurrence of the Term Debt Increase, Borrowers shall promptly prepare, execute, and deliver any additional Term Loan Notes requested by any Lender to reflect such Term Debt Increase. In the event Borrowers are unable or unwilling to issue any additional Term Loan Notes to reflect the Term Debt Increase, any Term Loan Notes delivered hereunder shall be deemed to be automatically amended to reflect the Term Debt Increase.

          (c)     Discount Notes. On the Closing Date, Borrowers will deliver to each Purchaser a Discount Note in the name of such Purchaser and in the Stated Principal Amount as set forth on Schedule 2.1B. Upon any assignment of any portion of any Purchaser's Discount Notes, Borrowers shall issue new Discount Notes to both the assigned Purchaser and the assignee to reflect such assignment.

          (d)     Payment. All payments of principal, interest, and other amounts to be made by Borrowers under this Agreement and the other Loan Documents shall be made to Administrative Agent at its principal office in Minneapolis, Minnesota in Dollars and in funds which are or will be available for immediate use by Administrative Agent by 1:00 p.m. central time on the day due, without setoff, deduction, or counterclaim. Payments made after 1:00 p.m. central time shall be deemed made on the Business Day next following. Administrative Agent shall pay to each Holder any payment of principal, interest, or other amount to which such Holder is entitled hereunder on the same day Administrative Agent shall have received the same from Borrowers; provided such payment is received by Administrative Agent prior to 1:00 p.m. central time, and otherwise before 1:00 p.m. central time on the Business Day next following.

          (e)     Payment Assumed. Unless Administrative Agent has received notice from Borrowers prior to the date on which any payment is due under this Agreement that Borrowers will not make that payment in full, Administrative Agent may assume that Borrowers have made the full payment due and Administrative Agent may, in reliance upon that assumption, cause to be distributed to the appropriate Holder on that date the amount then due to such Holders. If and to the extent Borrowers do not make the full payment due to Administrative Agent, each Holder shall repay to Administrative Agent on demand the amount distributed to that Holder by Administrative Agent together with interest for each day from the date that Holder received payment from Administrative Agent until the date that Holder repays Administrative Agent (unless such repayment is made on the same day as such distribution), at an annual interest rate equal to the Federal Funds Rate.

          3.2     Interest and Principal Payments.

          (a)     Interest. Accrued interest on each Eurodollar Rate Borrowing is due and payable on the last day of its respective Interest Period and on the Termination Date. Accrued interest on each Base Rate Borrowing shall be payable monthly in arrears on the first day of each month, commencing March 31, 2002, and on the Termination Date.

          (b)     Term Loan Principal Debt. The Term Loan Principal Debt is due and payable in quarterly installments of $840,000 each (a "quarterly installment"), commencing on June 1, 2002, and continuing thereafter on the first Business Day of each March, June, September, and December, with the final installment of $9,920,000 (the "final installment"); provided that, if the Term Debt Increase has occurred, the amortization shall be recalculated such that each quarterly installment principal installment shall be increased by an amount equal to 4.2% of the Term Debt Increase and the final installment shall be equal to all Term Loan Principal Debt outstanding on such date.

          (c)     Discount Notes. The Aggregate Discount Note Amount on all outstanding Discount Notes is due and payable on the Termination Date.

          3.3     Prepayments.

          (a)     Optional Prepayments.

          (i)     Except as set forth herein, after giving Administrative Agent advance written notice of the intent to prepay, Borrowers may voluntarily prepay all or any part of the Aggregate Principal Debt, from time to time and at any time, in whole or in part; provided that: (A) such notice must be received by Administrative Agent by 11:00 a.m. central time, three Business Days preceding the date of prepayment; (B) each such partial prepayment must be in a minimum amount of at least $1,000,000 or such lesser amount as may be outstanding under the applicable Tranche; (C) any Eurodollar Rate Borrowing may only be prepaid at the end of an applicable Interest Period (unless Borrowers pay the amount of any Consequential Loss); (D) Borrowers shall pay any related Consequential Loss within ten days after demand therefor; (E) Borrower shall pay the applicable Termination Fee on the amount of any Term Loan Principal Debt being prepaid; and (F) concurrently with the delivery of such notice, Borrowers shall deliver to Administrative Agent evidence satisfactory to Administrative Agent that such prepayment is permitted by the terms of the Senior Loan Agreement and the Intercreditor Agreement. Conversions under Section 3.11 are not prepayments. Each notice of prepayment shall specify the prepayment date, the Tranche hereunder being prepaid, and the Type of Borrowing(s) and amount(s) of such Borrowing(s) to be prepaid and shall constitute a binding obligation of Borrowers to make a prepayment on the date stated therein, together with (unless such prepayment is made with respect to a Base Rate Borrowing) accrued and unpaid interest to the date of such payment on the aggregate principal amount prepaid.

          (ii)     Application of Voluntary Prepayment. If no Default or Potential Default then exists or arises as a result therefrom (whereupon the provisions of Section 3.12(b) shall apply), any voluntary prepayment of the Term Loan Principal Debt shall be applied (A) first, to the Term Loan Principal Debt not attributable to the Term Debt Increase in inverse order of maturity and (B) second, to the Term Loan Principal Debt attributable to the Term Debt Increase in inverse order of maturity. All voluntary prepayments of Term Loan Principal Debt shall be allocated Pro Rata to each Lender. All voluntary prepayments of the Discount Notes shall be allocated Pro Rata to each Purchaser.

          (b)     Mandatory Prepayments from Proceeds from the Sale of SunScript Stock or SunScript Assets. Until such time as the Obligation has been repaid in full, the Obligation shall be permanently prepaid immediately upon receipt by any Borrower or any of its Subsidiaries of proceeds of any Asset Disposition of all or any portion of the SunScript Stock or, after the Term Debt Increase, the SunScript Assets (in one or a series of related transactions) in an amount equal to such proceeds. Each prepayment under this Section 3.3(b) shall be applied first, to the Term Loan Principal Debt in inverse order of maturity, and second, to the Aggregate Discount Note Amount. All mandatory prepayments of the Term Loan Principal Debt shall be allocated Pro Rata to each Lender and all mandatory prepayments of the Aggregate Discount Note Amount shall be allocated Pro Rata to each Purchaser.

          (c)     Mandatory Prepayments from Proceeds. Until such time as the Obligation has been repaid in full, the Obligation shall be permanently prepaid in the amounts and upon the occurrence of any of the following events:

          (i)     Immediately upon receipt by any Borrower or any of its Subsidiaries of proceeds of any Asset Disposition (other than an Asset Disposition covered by Section 3.3(b)) (in one or a series of related transactions), which proceeds exceed $2,000,000 (it being understood that if the proceeds exceed $2,000,000, the entire amount and not just the portion above $2,000,000 shall be subject to this Section 3.3(c)(i)), Borrowers shall prepay the Obligation in the order and manner specified herein in an amount equal to such proceeds. Notwithstanding anything to the contrary in the foregoing, Borrowers shall not be required to prepay the Obligation in the event that any Borrower receives proceeds in respect of the Campus Transaction or the THCI Turnover.

          (ii)    Immediately upon the receipt by Borrowers of the proceeds of the issuance of equity securities in excess of $1,000,000 individually or in the aggregate (other than the issuance of equity securities in connection with any conversion of Debt under and in accordance with the Plan or Confirmation Order), Borrowers shall prepay the Obligation in the order and manner specified herein in an amount equal to such excess proceeds, net of underwriting discounts and commissions and other reasonable costs associated therewith.

          (iii)   Immediately upon the receipt by any Borrower or any of their Subsidiaries of the proceeds of any federal, state, or local Tax refund in excess of $1,000,000 individually or in the aggregate, Borrowers shall prepay the Obligation in the order and manner specified herein in an amount equal to such excess proceeds.

          (iv)    Immediately upon receipt by Borrowers of any insurance proceeds arising from damage or casualty, or any proceeds arising from ay condemnation, which proceeds exceed $1,000,000 individually or in the aggregate, Borrowers shall prepay the Obligation in the order and manner specified herein in an amount equal to such proceeds in excess of $1,000,000 individually or in the aggregate, net of any reasonable costs incurred in connection therewith.

Each prepayment under this Section 3.3(c) shall be applied first, to the Senior Debt until paid in full to the extent permitted by the Intercreditor Agreement, second, to the Term Loan Principal Debt not attributable to the Term Debt Increase in inverse order of maturity, third, to the Term Loan Principal Debt attributable to the Term Debt Increase in inverse order of maturity, and fourth, to the Aggregate Discount Note Amount. All mandatory prepayments of the Term Loan Principal Debt shall be allocated Pro Rata to each Lender and all mandatory prepayments of the Aggregate Discount Note Amount shall be allocated Pro Rata to each Purchaser.

          (d)     Mandatory Prepayments of Interest/Consequential Loss. All prepayments under Section 3.3 shall be made, together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any Consequential Loss arising as a result thereof.

          3.4     Interest Options. Except that the Eurodollar Rate may not be selected when a Default or Potential Default exists and except as otherwise provided in this Agreement, Borrowings bear interest at a rate per annum equal to (a) for Base Rate Borrowings (i) under the Term Loan Tranche the lesser of (x) the greater of (A) the Base Rate plus the Applicable Margin for Base Rate Borrowings or (B) 9% per annum and (y) the Maximum Rate and (ii) under the Note Purchase Tranche the lesser of (x) the greater of (A) the Base Rate plus the Applicable Margin for Base Rate Borrowings or (B) 2.65% per annum and (y) the Maximum Rate and (b) for Eurodollar Rate Borrowings the lesser of (i) the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Borrowings and (ii) the Maximum Rate. Each change in the Base Rate or the Maximum Rate, subject to the terms of this Agreement, will become effective, without notice to Borrowers or any other person, upon the effective date of such change.

          3.5     Quotation of Rates. It is hereby acknowledged that an appropriately designated officer of the Company may call Administrative Agent on or before the date on which a Conversion Notice is to be delivered by Borrowers in order to receive an indication of the rates then in effect, but such indicated rates shall neither be binding upon Administrative Agent or Holders nor affect the rate of interest which thereafter is actually in effect when the Borrowing Notice is given or on the Borrowing Date.

          3.6     Default Rate. At the option of Required Holders and to the extent permitted by Law, all past-due Aggregate Principal Debt and past due interest accruing on any of the Obligation shall bear interest from maturity (stated or by acceleration) at the Default Rate until paid; provided that, the Default Rate shall automatically apply in the case of Section 12.4 where the Default Rate is specified.

          3.7     Interest Recapture. If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Aggregate Principal Debt, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, Borrowers shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Aggregate Principal Debt.

          3.8     Interest Calculations. Interest will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

          3.9     Maximum Rate. Regardless of any provision contained in any Loan Document, neither Administrative Agent nor any Holder shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation, any amount in excess of the Maximum Rate, and, if Holders ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrowers. In determining if the interest paid or payable exceeds the Maximum Rate, Borrowers and Holders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and Holders and Borrowers agree that such is the case, (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof and any Termination Fee payable as a result thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Holders shall refund such excess, and, in such event, Holders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. For purposes of determining the "Maximum Rate" or the "Maximum Amount," then those terms mean the "weekly ceiling" from time to time in effect under Texas Finance Code Section 303.009, as amended. Borrowers agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligation.

          3.10    Interest Periods. When Borrowers request any Eurodollar Rate Borrowing, Borrowers may elect the interest period (each an "Interest Period") applicable thereto, which shall be, at Borrowers' option, one, two, or three months; provided, however, that: (a) the initial Interest Period for a Eurodollar Rate Borrowing shall commence on the date of such Borrowing (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires; (b) if any Interest Period for a Eurodollar Rate Borrowing begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day in the calendar month at the end of such Interest Period; (c) no Interest Period may be chosen with respect to any portion of the Aggregate Principal Debt which would extend beyond the scheduled repayment date (including any dates on which mandatory prepayments are required to be made) for such portion of the Aggregate Principal Debt; and (d) no more than an aggregate of four (4) Interest Periods shall be in effect at one time.

          3.11    Conversions. Borrowers may (a) convert a Eurodollar Rate Borrowing on the last day of the applicable Interest Period to a Base Rate Borrowing, (b) convert a Base Rate Borrowing at any time to a Eurodollar Rate Borrowing, and (c) elect a new Interest Period (in the case of a Eurodollar Rate Borrowing), by giving a Conversion Notice of such intent to Administrative Agent no later than 11:00 a.m. central time on the third Business Day prior to the date of conversion or the last day of the Interest Period, as the case may be (in the case of a conversion to a Eurodollar Rate Borrowing or an election of a new Interest Period), and no later than 11:00 a.m. central time one Business Day prior to the last day of the Interest Period (in the case of a conversion to a Base Rate Borrowing); provided that, the principal amount converted to, or continued as, a Eurodollar Rate Borrowing shall be in an amount not less than $1,000,000 or a greater integral multiple of $100,000 (or such lesser amount as may be outstanding). Administrative Agent shall timely notify each Holder with respect to each Conversion Notice. Absent Borrowers' Conversion Notice or election of a new Interest Period, a Eurodollar Rate Borrowing shall be deemed converted to a Base Rate Borrowing effective as of the expiration of the Interest Period applicable thereto. No Eurodollar Rate Borrowing may be either made or continued as a Eurodollar Rate Borrowing, and no Base Rate Borrowing may be converted to a Eurodollar Rate Borrowing, if the interest rate for such Eurodollar Rate Borrowing would exceed the Maximum Rate. The right to convert from a Base Rate Borrowing to a Eurodollar Rate Borrowing, or to continue as a Eurodollar Rate Borrowing shall not be available during the occurrence of a Default or Potential Default.

          3.12    Order of Application.

          (a)     No Default. If no Default or Potential Default exists and if no order of application is otherwise specified in Section 3.3 or otherwise in the Loan Documents, payments and prepayments shall be applied in the order and manner as Borrowers may direct.

          (b)     Default. If a Default or Potential Default exists (or if Borrowers fail to give directions as permitted under Section 3.12(a)), any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied to the Obligation in the following order: (i) to the ratable payment of all fees, expenses, and indemnities for which Administrative Agent or Holders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 3.12(b)(i), a "ratable payment" for any Holder or Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Holder or Administrative Agent bears to the total aggregate fees and indemnities owed to all Holders and Administrative Agent on such date of determination); (ii) to the ratable payment of accrued and unpaid interest on the Aggregate Principal Debt (as used in this Section 3.12(b)(ii), "ratable payment" means, for any Holder, on any date of determination, that proportion which the accrued and unpaid interest on the Aggregate Principal Debt owed to such Holder bears to the total accrued and unpaid interest on the Aggregate Principal Debt owed to all Holders); (iii) to the ratable payment of the Aggregate Principal Debt (as used in this Section 3.12(b)(iii), "ratable payment" means, for any Holder, on any date of determination, that proportion which the Aggregate Principal Debt owed to such Holder bears to the Aggregate Principal Debt owed to all Holders); and (iv) to the payment of the remaining Obligation in the order and manner Required Holders deem appropriate.

Subject to the provisions of Section 13 and provided that Administrative Agent shall not in any event be bound to inquire into or to determine the validity, scope, or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from Required Holders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby, Administrative Agent shall promptly distribute such amounts to each Holder in accordance with the Agreement and the related Loan Documents.

          3.13     Sharing of Payments, Etc. If any Holder shall obtain any payment or prepayment with respect to the Obligation (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.14) which is in excess of its share of any such payment in accordance with the relevant Rights of the Holders under the Loan Documents, then such Holder shall purchase from the other Holders such participations as shall be necessary to cause such purchasing Holder to share the excess payment with each other Holder in accordance with the relevant Rights under the Loan Documents. If all or any portion of such excess payment is subsequently recovered from such purchasing Holder, then the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Borrowers agree that any Holder purchasing a participation from another Holder pursuant to this Section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to such participation as fully as if such Holder were the direct creditor of Borrowers in the amount of such participation.

          3.14     Offset. If a Default exists, each Holder shall be entitled to exercise (for the benefit of all Holders in accordance with Section 3.13) the Rights of offset and/or banker's Lien against each and every account and other property, or any interest therein, which any Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Holder to the extent of the full amount of the Obligation.

          3.15     Booking Borrowings. To the extent permitted by Law, any Holder may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates; provided that, no Affiliate of any Holder shall be entitled to receive any greater payment under Section 4 than the transferor Holder would have been entitled to receive with respect to such Borrowings.

SECTION 4     CHANGE IN CIRCUMSTANCES.

          4.1     Increased Cost and Reduced Return.

          (a)     Changes in Law. If, after the date hereof, the adoption of any applicable Law or any change in any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Holder (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such Governmental Authority:

          (i)     shall subject such Holder (or its Applicable Lending Office) to any Tax or other charge with respect to any Eurodollar Rate Borrowing or its obligation to loan Eurodollar Rate Borrowings, or change the basis of taxation of any amounts payable to such Holder (or its Applicable Lending Office) under the Loan Documents in respect of any Eurodollar Rate Borrowings (other than Taxes imposed on the overall net income of such Holder by the jurisdiction in which such Holder has its principal office or such Applicable Lending Office);

          (ii)     shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Holder

(or its Applicable Lending Office), including the commitment of such Holder hereunder; or

          (iii)     shall impose on such Holder (or its Applicable Lending Office) or the London interbank market any other condition affecting the Loan Documents or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Holder (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Rate Borrowings or to reduce any sum received or receivable by such Holder (or its Applicable Lending Office) under the Loan Documents with respect to any Eurodollar Rate Borrowing, then Borrowers shall pay to such Holder on demand such amount or amounts as will compensate such Holder for such increased cost or reduction. If any Holder requests compensation by Borrowers under this Section 4.1(a), Borrowers may, by notice to such Holder (with a copy to Administrative Agent), suspend the obligation of such Holder to loan or continue Borrowings of the Type with respect to which such compensation is requested, or to convert Borrowings of any other Type into Borrowings of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided, that such suspension shall not affect the Right of such Holder to receive the compensation so requested.

          (b)     Capital Adequacy. If, after the date hereof, any Holder shall have determined that the adoption of any applicable Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of such Holder's obligations hereunder to a level below that which such Holder or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrowers shall pay to such Holder such additional amount or amounts as will compensate such Holder for such reduction.

          (c)     Changes in Applicable Lending Office. Compensation Statement. Each Holder shall promptly notify Borrowers and Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Holder to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Holder, be otherwise disadvantageous to it. Any Holder claiming compensation under this Section shall furnish to Borrowers and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Holder may use any reasonable averaging and attribution methods.

          4.2     Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Rate Borrowing:

          (a)     Inability to Determine Eurodollar Rate. Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b)     Cost of Funds. Required Holders determine (which determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Holders of funding Eurodollar Rate Borrowings for such Interest Period;

then Administrative Agent shall give Borrowers prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Holders shall be under no obligation to fund additional Eurodollar Rate Borrowings, continue Eurodollar Rate Borrowings, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, and Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Rate Borrowings, either prepay such Borrowings or convert such Borrowings into Base Rate Borrowings in accordance with the terms of this Agreement.

          4.3     Illegality. Notwithstanding any other provision of the Loan Documents, in the event that it becomes unlawful for any Holder or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Borrowings hereunder, then such Holder shall promptly notify Borrowers thereof and such Holder's obligation to make or continue Eurodollar Rate Borrowings and to convert other Base Rate Borrowings into Eurodollar Rate Borrowings shall be suspended until such time as such Holder may again make, maintain, and fund Eurodollar Rate Borrowings (in which case the provisions of Section 4.4 shall be applicable).

          4.4     Treatment of Affected Loans. If the obligation of any Holder to fund Eurodollar Rate Borrowings or to continue, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, shall be suspended pursuant to Sections 4.1, 4.2, or 4.3 hereof, such Holder's Eurodollar Rate Borrowings shall be automatically converted into Base Rate Borrowings on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Borrowings (or, in the case of a conversion required by Section 4.3 hereof, on such earlier date as such Holder may specify to Borrowers with a copy to Administrative Agent) and, unless and until such Holder gives notice as provided below that the circumstances specified in Sections 4.1, 4.2, or 4.3 hereof that gave rise to such conversion no longer exist:

          (a)     to the extent that such Holder's Eurodollar Rate Borrowings have been so converted, all payments and prepayments of principal that would otherwise be applied to such Holder's Eurodollar Rate Borrowings shall be applied instead to its Base Rate Borrowings; and

          (b)     all Borrowings that would otherwise be made or continued by such Holder as Eurodollar Rate Borrowings shall be made or continued instead as Base Rate Borrowings, and all Borrowings of such Holder that would otherwise be converted into Eurodollar Rate Borrowings shall be converted instead into (or shall remain as) Base Rate Borrowings.

If such Holder gives notice to Borrowers (with a copy to Administrative Agent) that the circumstances specified in Sections 4.1, 4.2, or 4.3 hereof that gave rise to the conversion of such Holder's Eurodollar Rate Borrowings pursuant to this Section 4.4 no longer exist (which such Holder agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Borrowings made by other Holders are outstanding, such Holder's Base Rate Borrowings shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Borrowings, to the extent necessary so that, after giving effect thereto, all Eurodollar Rate Borrowings held by the Holders and by such Holder are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their ratable shares of the Aggregate Principal Debt. If Borrowers are required to pay or will be required to pay additional amounts to or for the account of any Holder pursuant to this Section 4.4, then such Holder will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending

Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Holder, is not otherwise disadvantageous to such Holder.

          4.5     Compensation. Upon the request of any Holder, Borrower shall pay to such Holder such amount or amounts as shall be sufficient (in the reasonable opinion of such Holder) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

          (a)     any payment, prepayment, or conversion of a Eurodollar Rate Borrowing for any reason (including, without limitation, the acceleration of the loan pursuant to Section 11.1) on a date other than the last day of the Interest Period for such Borrowing; or

          (b)     any failure by Borrower for any reason to borrow, convert, continue, or prepay a Eurodollar Rate Borrowing on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant notice of prepayment, continuation, or conversion under this Agreement.

          4.6     Taxes.

          (a)     General. Any and all payments by Borrowers to or for the account of any Holder or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Holder and Administrative Agent, Taxes imposed on its income and franchise Taxes imposed on it by the jurisdiction under the Laws of which such Holder (or its Applicable Lending Office) or Administrative Agent (as the case may be) is organized, or any political subdivision thereof. If Borrowers shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Holder or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Holder or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, (iii) Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (iv) Borrowers shall furnish to Administrative Agent, the original or a certified copy of a receipt evidencing payment thereof.

          (b)     Stamp and Documentary Taxes. In addition, Borrowers agree to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

          (c)     Indemnification for Taxes. Borrowers agree to indemnify each Holder and Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.6) paid by such Holder or Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

          (d)     Withholding Tax Forms. Each Holder organized under the Laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Holder listed on the signature pages hereof and on or prior to the date on which it becomes a Holder in the case of each other Holder, and from time to time thereafter, including, without limitation, upon the expiration or obsolescence of any previously delivered form or upon the written request of Borrower or Administrative Agent (but only so long as such Holder remains lawfully able to do so) shall provide Borrower and Administrative Agent with (i) two duly completed copies of Internal Revenue Service Form W-BEN, W-8ECI, W-8IMY, W-9, or other applicable form, as the case may be, certifying in each case that such Holder is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or certifying that such Holder is entitled to an exemption from or a reduced rate of tax on payment pursuant to the "portfolio interest" exception under section 871(h) or 881(c) of the Code, (ii) if applicable, a statement indicating that such Holder is entitled to the "portfolio interest" exception under Section 871(h) or 881(c)(3) of the Code, and (iii) any other governmental forms or certificates which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate withholding tax, which has been reasonably requested by Borrower or Administrative Agent. If an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Holder from duly completing and delivering any such form with respect to it and such Holder advises Borrower and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, such Holder shall not be required to deliver such forms. If the form provided by a Holder at the time such Holder first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding at such rate shall be considered excluded from "Taxes".

          (e)     Failure to Provide Withholding Forms; Changes in Tax Laws. For any period with respect to which a Holder has failed to provide Borrowers and Administrative Agent with the appropriate form pursuant to Section 4.6(d) (unless such failure is due to a change in Law occurring subsequent to the date on which a form originally was required to be provided), such Holder shall not be entitled to indemnification under Section 4.6(a) or 4.6(b) with respect to Taxes imposed by the United States; provided, however, that should a Holder, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers shall take such steps as such Holder shall reasonably request to assist such Holder to recover such Taxes.

          (f)     Changes in Applicable Lending Office. If Borrowers are required to pay or will be required to pay additional amounts to or for the account of any Holder pursuant to this Section 4.6, then such Holder will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Holder, is not otherwise disadvantageous to such Holder.

          (g)     Tax Payment Receipt. Within 30 days after the date of any payment of Taxes, Borrowers shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

          (h)     Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 4.6 shall survive the payment in full of the Obligation.

SECTION 5     FEES.

          5.1     Treatment of Fees. Except as otherwise provided by Law, the fees described in this Section 5: (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in the Loan Documents, (c) shall be payable in accordance with Section 3.1(c), (d) shall be non-refundable, (e) shall, to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 365 or 366 days, as the case may be.

          5.2     Fees of Administrative Agent. Borrowers shall pay to Administrative Agent (for its own account) the fees described in the certain fee letter with Administrative Agent.

          5.3     Fees of Highland Capital. Borrowers shall pay to Highland Capital Management, L.P. (for its own account) the fees described in the certain fee letter with Highland Capital Management, L.P.

          5.4     Termination Fee. With respect to any voluntary prepayment of the Term Loan Principal Debt, Borrowers shall pay to Administrative Agent, for the benefit of Lenders, the Termination Fee required pursuant to Section 3.3.

          5.5     Upfront Fees. On the Closing Date, Borrowers shall pay to Administrative Agent, for the benefit of Lenders, an upfront fee equal to $400,000.

SECTION 6     SECURITY.

          6.1     Collateral. To secure the full and complete payment and performance of the Obligation or the Closing Date, each Borrower shall enter into Collateral Documents (in form and substance acceptable to Administrative Agent) pursuant to which, among other things, each such entity shall, to the extent permitted by applicable Law, grant, pledge, assign, and create first priority Liens (except to the extent Permitted Liens (including, without limitation, the Liens of Senior Agent under the Senior Loan Documents and in accordance with the Intercreditor Agreement) affect such priority) in favor of Administrative Agent for the ratable benefit of Holders) in and to: (a) 100% of each such entity's Rights, titles, and interests in the issued and outstanding stock, equity, or other investment securities of each Subsidiary of such entity; (b) all Rights, titles, and interests in all other personal property of each Borrower; and (c) all Rights, titles, and interests in certain real property of each Borrower.

          6.2     Future Liens. Promptly after (a) the acquisition of any material assets (real, personal, tangible, or intangible) by any Borrower, (b) the removal, termination, or expiration of any prohibitions upon the granting of a Lien in any asset (real, personal, tangible, or intangible) of any Borrower, or (c) upon the designation, formation, or acquisition of any new Subsidiary of any Borrower (the assets described in clauses (a) through (c) hereof are referred to herein as the "Additional Assets"), such Borrower shall (or shall cause the appropriate new Subsidiary to) execute and deliver to Administrative Agent all further instruments and documents (including, without limitation, Collateral Documents, and all certificates and instruments representing shares of stock or evidencing Debt and any realty appraisals as Administrative Agent may require with respect to any such Additional Assets), and shall take all further action that may be necessary or desirable, or that Administrative Agent may reasonably request, to grant, perfect, and protect Liens in favor of Administrative Agent for the benefit of Holders in such Additional Assets; it being expressly understood that the granting of such additional security for the Obligation is a material inducement to the execution and delivery of this Agreement by each Holder. Upon satisfying the terms and conditions hereof, such Additional Assets shall be included in the "Collateral" for all purposes under the Loan Documents, and all references to the "Collateral" in the Loan Documents shall include the Additional Assets. Notwithstanding the foregoing, no Borrower shall be required to grant Liens to Administrative Agent for the benefit of Holders in Additional Assets except to the extent Senior Lenders have been granted Liens in such Additional Assets, in which event Administrative Agent for the benefit of Holders shall take a second priority Lien in such Additional Assets subject to the terms of the Intercreditor Agreement.

          6.3     Release of Collateral.

          (a)     Upon Sale or Disposition of Collateral. Upon any sale, transfer, or disposition of Collateral which is expressly permitted pursuant to the Loan Documents (or is otherwise authorized by requisite Holders), and promptly upon written request by Borrowers (which request must be accompanied by true and correct copies of (i) all documents of transfer or disposition, including any contract of sale, and (ii) all requested release instruments), Administrative Agent shall (and is hereby irrevocably authorized by Holders to) execute such documents as may be necessary to evidence the release of Liens granted to Administrative Agent for the benefit of Holders pursuant hereto in such Collateral.

          (b)     Intercreditor Agreement. To the extent any Liens are required to be released by the terms of the Intercreditor Agreement, Administrative Agent is hereby irrevocably authorized by Holders to execute such documents as may be necessary to evidence the release of Liens granted to Administrative Agent for the benefit of Holders pursuant hereto in such Collateral.

          (c)     General Provisions. The actions of Administrative Agent under this Section 6.3 are subject to the following: (i) unless such release is required by the terms of the Intercreditor Agreement, no such release of Liens shall be granted if any Default or Potential Default has occurred and is continuing, including, without limitation, the failure to make certain mandatory prepayments in accordance with Sections 3.3(b) and 3.3(c) in conjunction with the sale or transfer of such Collateral; (ii) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty; and (iii) such release shall not in any manner discharge, affect, or impair the Obligation or Liens upon all interests retained by Borrowers.

          6.4      Negative Pledge. The Borrowers hereby covenant and agree not to directly create, incur, grant, suffer, or permit to be created or incurred any Lien on any assets of Borrowers, other than Permitted Liens and other Liens incurred in connection with Debt permitted under clauses (f), (g), and (h) of Section 11.1; it being expressly understood that the provisions of this negative pledge are a material inducement to the execution and delivery of this Agreement by each Holder.

SECTION 7     CONDITIONS PRECEDENT TO CLOSING.

          7.1     Conditions Precedent to Closing. This Agreement shall not become effective, and Lenders shall not be obligated to advance any Term Loan Principal Debt and Purchasers shall not be obligated to purchase any Discount Notes, unless Administrative Agent has received all of the agreements, documents, instruments, and other items described on Schedule 7.1 (other than each item, if any, listed on Schedule 7.1A, which items are hereby permitted to be delivered after the Closing Date but not later than the respective date for delivery of each such item specified on Schedule 7.1A or such later date as agreed to by Required Holders). Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement, and time is of the essence in respect of each thereof.

SECTION 8.     REPRESENTATIONS, WARRANTIES, AND CERTAIN COVENANTS

          To induce Administrative Agent and each Holder to enter into the Loan Documents, to advance any Term Loan Principal Debt or purchase any Discount Notes, as applicable, the Company represents, warrants, and covenants on behalf of itself and the other Borrowers (and each of the other Borrowers, jointly and severally, accepts responsibility for such representations and warranties) to Administrative Agent and Holders that the following statements are and will be true, correct, and complete and, unless specifically limited, shall remain so until indefeasible payment in full, in cash, of the Obligation:

          8.1     Organization, Powers, Capitalization.

          (a)     Organization and Powers. Each Borrower is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and qualified to do business in each jurisdiction where such qualification is required except where failure to be so qualified could not reasonably be expected to be a Material Adverse Event. Each Borrower has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, and proposed to be conducted and to enter into each Loan Document to which it is a party.

          (b)     Capitalization. Except as set forth on Schedule 8.1, each Borrower (other than the Company) is a direct or indirect Subsidiary of the Company. The authorized and the issued capital stock of each Borrower and each of their respective Subsidiaries (except the Inactive Entities) is as set forth on Schedule 8.1, including all preemptive or other outstanding rights, options, warrants, conversion rights, or similar agreements or understandings for the purchase or acquisition from any Borrower of any shares of capital stock or other securities of any such entity. All issued and outstanding shares of capital stock of each Borrower are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than (1) Liens securing the Obligation and Liens granted in favor of Senior Agent for the benefit of Senior Agent and Senior Lenders and (2) as to the Company only, any pledge of the Company's capital stock by its shareholders, and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Each Borrower will promptly notify Holders of any change in its ownership or corporate structure.

          8.2     Authorization of Borrowing, No Conflict. Each Borrower has the power and authority to incur the Obligation and to grant security interests in the Collateral. On the Closing Date, the execution, delivery, and performance of the Loan Documents by each Borrower signatory thereto will have been duly authorized by all necessary corporate and shareholder action. The execution, delivery, and performance by each Borrower of each Loan Document to which it is a party and the consummation of the transactions contemplated thereby do not contravene any applicable Law, the corporate charter or bylaws, or other organizational documents of any Borrower or any material agreement or order by which any Borrower, or any Borrower's property, is bound. This Agreement and the other Loan Documents are the legal, valid, and binding obligations of the applicable Borrowers respectively, each enforceable against Borrowers, as applicable, in accordance with their respective terms.

          8.3     Financial Condition. All Financial Statements concerning the Company and its Subsidiaries (a) furnished on or before the Closing Date to Administrative Agent or any Holder by the Company in connection with this Agreement (except for the Financial Statements or financial reports dated February 11, 2002), and (b) furnished subsequent to the Closing Date to Administrative Agent or any Holder pursuant to this Agreement have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the financial condition of Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. The

Pro Forma was prepared by Borrowers based on the unaudited consolidated balance sheet of Borrowers dated as of October 31, 2001. The Projections delivered by Borrowers will be prepared in light of the past operations of the business of Borrowers and their Subsidiaries, and such Projections will represent the good faith estimate of Borrowers concerning the most probable course of their business as of the date such Projections are delivered.

          8.4     Debt and Liabilities. As of the Closing Date, except as set forth on Schedule 8.4, no Borrower has any (a) Debt or other obligations for borrowed money except as reflected on the Pro Forma; or (b) Liabilities other than as reflected on the Pro Forma or otherwise as incurred in the ordinary course of business following the date of the Pro Forma. The Company, or if applicable the other Borrowers, shall promptly deliver copies of all notices given or received by any Borrower with respect to noncompliance with any term or condition of (i) any Debt (other than the Senior Debt) in a principal amount in excess of $5,000,000 or (ii) the Senior Loan Documents, and shall promptly notify Administrative Agent of any default or event of default with respect to (x) any Debt in a principal amount in excess of $5,000,000 which default or event of default gives the holders of such Debt the right to accelerate the maturity thereof or (y) any Senior Loan Document.

          8.5     Title to Properties; Liens. Each Borrower has good, sufficient, and legal title to all of the Collateral (and any other material properties and assets, if any) and will have good, sufficient, and legal title of all after-acquired Collateral (and any other after-acquired material properties and assets, if any), in each case, free and clear of all Liens except for Permitted Liens. Administrative Agent for the benefit of Holders has a valid, perfected, and first priority Lien in the SunScript Stock and, after the exercise of the Partial Purchase Option, the SunScript Assets, and a valid, perfected, and second priority Liens on the other Collateral (subject only to Permitted Liens), securing the payment of the Obligation, and such Liens are entitled to all of the Rights, priorities, and benefits afforded by the UCC or other applicable Law as enacted in any relevant jurisdiction which relates to perfected Liens.

          8.6     Litigation; Adverse Facts. There are no judgments outstanding against any Borrower or affecting any property of any Borrower nor are there any actions, suits, proceedings, governmental investigations, or arbitrations now pending or, to the best knowledge of any Borrower after due inquiry, threatened against or affecting any Borrower or any of its property which, if adversely determined, could reasonably be expected to result in a Material Adverse Event. Promptly upon any Borrower obtaining knowledge of (a) the institution of any action, suit, proceeding, governmental investigation, or arbitration against or affecting any Borrower or any of its property, not previously disclosed by Borrowers to Administrative Agent, which if adversely determined could reasonably be expected to be a Material Adverse Event or (b) any development in any action, suit, proceeding, governmental investigation, or arbitration at any time pending or affecting any Borrower or any of its property which could reasonably be expected to be a Material Adverse Event, Borrowers will promptly give notice thereof to Administrative Agent and provide such other information as may be reasonably available to enable Administrative Agent and its counsel to evaluate such matter.

          8.7     Payment of Taxes. Except as disclosed on Schedule 8.7, all material Tax returns and reports of each Borrower required to be filed by any of them have been timely filed and are complete and accurate in all material respects. All Taxes which are due and payable by each Borrower have been paid when due (except as otherwise permitted by the terms of the Plan, in which case Borrowers have complied with and shall comply with the Plan in all material respects); provided that no such Tax need be paid if such Borrower is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Borrower has established appropriate reserves as required in conformity with GAAP. As of the Closing Date, except as set forth in Schedule 8.7, none of the income Tax returns of any Borrower is under audit. Other than tax liens filed prior to October 14, 1999 and other than those tax liens filed after October 14, 1999 and prior to the date of this Agreement, that have or will be discharged pursuant to the Plan, no other tax liens have been filed against any Borrower with respect to payroll taxes, and to Borrowers' knowledge, no other tax liens have been filed against any Borrower since October 14, 1999 that are in excess of $250,000, individually or in the aggregate. The charges, accruals, and reserves on the books of each Borrower in respect of any Taxes are in accordance with GAAP. Each Borrower has executed United States of America Internal Revenue Service ("IRS") Form 8821 designating Administrative Agent as such Borrower's appointee to receive directly from the IRS, on an on-going basis, certain Tax information, notices, and other written communication and each Borrower authorizes Administrative Agent to file such Form 8821 with the IRS. Each Borrower's federal tax identification number is listed on Schedule 8.7.

          8.8      Performance of Agreements. No Borrower is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any Material Contract, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default.

          8.9     Employee Plans. Each of the Borrowers, their Subsidiaries, and their ERISA Affiliates are in compliance, and will continue to remain in compliance, in all material respects with all applicable provisions of ERISA, the Code, and all other applicable Laws and the regulations and interpretations thereof with respect to all Employee Plans. No material liability has been incurred by the Borrowers, their Subsidiaries, or their ERISA Affiliates which remains unsatisfied for any funding obligation, Taxes, or penalties with respect to any Employee Plan. No Borrower, nor any of its Subsidiaries, shall establish any new Employee Plan or amend any existing Employee Plan if the liability or increased liability resulting from such establishment or amendment is material.

          8.10     Broker's Fees. No broker's or finder's fee or commission will be payable with respect to this Agreement.

          8.11     Environmental Compliance. Each Borrower is and shall continue to remain in compliance with all applicable Environmental Laws except where failure to be in such compliance could not reasonably be expected to result in a Material Adverse Event. To Borrowers' knowledge, there are no claims, liabilities, Liens, investigations, litigation, administrative proceedings, whether pending or threatened, judgments, or orders relating to any Hazardous Substance asserted or threatened against any Borrower or relating to any real property currently or formerly owned, leased or operated by any Borrower.

          8.12     Solvency. From and after the date of this Agreement, the Company and its Subsidiaries, on a consolidated basis, are Solvent.

          8.13     Disclosure. No representation or warranty of any Borrower contained in this Agreement, the other Loan Documents, or any other document, certificate, or written statement furnished to Administrative Agent or any Holder by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits, or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. There is no material fact known to any Borrower that is or could reasonably be expected to be a Material Adverse Event and that has not been disclosed herein or in such other documents, certificates, and statements furnished to Administrative Agent or any Holder for use in connection with the transactions contemplated hereby.

          8.14     Insurance. Each Borrower and each of its Subsidiaries maintains and shall continue to maintain adequate insurance policies and shall provide Administrative Agent with evidence of such insurance coverage for public liability, professional liability, property damage, and product liability with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage commensurate with the kinds and amounts customarily carried or maintained by corporations of similar size, established reputation, and engaged in similar businesses and in amounts acceptable to Administrative Agent in its reasonable discretion. Each Borrower shall cause Administrative Agent at all times to be named as additional loss payee, as its interests may appear, on all property damage insurance policies and shall cause Administrative Agent at all times to be named as additional insured under all general and professional liability policies relating to the Collateral, in each case pursuant to appropriate endorsements in form and substance satisfactory to Administrative Agent. No notice of cancellation has been received with respect to such policies and each Borrower and each of its Subsidiaries is in compliance with all material conditions contained in such policies. Any proceeds received from any policies of insurance relating to any Collateral shall be applied to the Obligation as set forth in Section 3.3(c). Each Borrower shall provide Administrative Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement promptly upon request by Administrative Agent and upon renewal of any existing policy. If any Borrower elects to change insurance carriers, policies, or coverage amounts, such Borrower shall notify Administrative Agent and provide Administrative Agent with evidence of the updated insurance coverage and of the assignments and endorsements required by this Agreement, except that such notice shall not be required (a) if such change does not materially reduce the coverage amounts or materially and adversely affect the terms or provisions of the coverage in existence on the Closing Date or (b) if such change does materially reduce the coverage amounts or does materially and adversely affect the terms or provisions of such coverage in existence on the Closing Date, such Borrower shall have obtained the highest amount of coverage and the most favorable terms and provisions that are then commercially available. In the event such Borrower fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may, but is not required to, purchase insurance at such Borrower's expense to protect Administrative Agent's and Holder's interests in the Collateral. This insurance may, but need not, protect such Borrower's interests. The coverage purchased by Administrative Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Administrative Agent purchases insurance for the Collateral, such Borrower will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligation. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own.

          8.15      Compliance with Laws; Authorizations; Consents. Except as set for on Schedule 8.15, no Borrower is in violation of any Law under (a) any Governmental Authority in all jurisdictions in which such Borrower or any of its Subsidiaries is now doing business, (b) the Corporate Integrity Agreement, and (c) any Governmental Authority otherwise having jurisdiction over the conduct of such Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, which violation would subject such Borrower or any of its Subsidiaries, or any of their respective officers to criminal liability or, in each case, could reasonably be expected to result in a Material Adverse Event and, to Borrowers' knowledge, no such violation has been alleged. Borrowers will and will cause each of their Subsidiaries to comply with the requirements of all applicable Laws of (i) any Governmental Authority as now in effect and which may be imposed in the future in all jurisdictions in which any Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business, (ii) any Governmental Authority otherwise having jurisdiction over the conduct of any Borrower or any of its Subsidiaries or any of its respective businesses, or the ownership of any of its respective properties, (iii) the Corporate Integrity Agreement, except to the extent the noncompliance with which could not reasonably be expected to be a Material Adverse Event. No Authorization, approval or other action by, and no notice to or filing with, any domestic or foreign Governmental Authority or regulatory body or consent of any other Person is required for (x) the grant by any Borrower of the Liens granted hereby or for the execution, delivery, or performance of this Agreement or the other Loan Documents by any Borrower; (y) the perfection of the Liens granted hereby and pursuant to any other Loan Documents (except for  filing UCC financing statements with the appropriate jurisdiction, any filings with the U.S. Patent and Trademark Office or the U.S. Copyright Office, and filings of the Mortgages, if any); or (z) the exercise by Administrative Agent or any Holder of its Rights and remedies hereunder (except as may have been taken by or at the direction of any Borrower or Administrative Agent).

          8.16     Employee Matters. Except as set forth on Schedule 8.16, (a) no Borrower nor any of such Borrower's employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Borrower, and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Borrower and (c) there are no strikes, slowdowns, work stoppages, or controversies pending or, to the knowledge of any Borrower after due inquiry, threatened between any Borrower and its respective employees, other than employee grievances arising in the ordinary course of business, which could reasonably be expected to be, either individually or in the aggregate, a Material Adverse Event. Except as set forth on Schedule 8.16, no Borrower is party to an employment contract or collective bargaining agreement.

          8.17     Governmental Regulation. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, or to any other Law limiting its ability to incur Debt.

          8.18     Access to Accountants and Management. Borrowers authorize Administrative Agent and Holders to discuss the financial condition and Financial Statements of any Borrower and its Subsidiaries with the Company's Accountants upon reasonable notice to the Company (and if no Default has occurred and is continuing, in the Company's presence, either in person, or if Administrative Agent or Holders elect, by telephone), authorizes the Company's Accountants to respond to all of Administrative Agent's and Holders' inquiries. Administrative Agent and each Holder may confer with each Borrower's management directly regarding such Borrower's business, operations, and financial condition.

          8.19     Inspection. Subject to Section 13.16, Borrowers shall permit Administrative Agent, any Holder, and any authorized Representatives designated by Administrative Agent or any Holder to visit and inspect any of the properties of any Borrower or any of its Subsidiaries, including their financial and accounting records, and, in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances, and business with their officers and the Company's Accountants, at such reasonable times during normal business hours and as often as may be reasonably requested but no more than six times per year; provided, however, that upon the occurrence and during the continuance of a Default, the number of visits and inspections per year shall not be limited. Each Holder may accompany Administrative Agent on any such visit or inspection. All actual out-of-pocket expenses of Administrative Agent in connection with such visits and inspections shall be paid by Borrowers.

          8.20     Borrowers' Receipt of Payments. If any Borrower, or any of its Subsidiaries, Affiliates, employees, agents, or any other Persons acting for or in concert with any Borrower, shall receive any monies, checks, notes, drafts, or any other payments relating to and/or proceeds of any Collateral (other than pursuant to an Asset Disposition or other dispositions permitted hereunder as to which Borrowers are expressly permitted to retain such payments and proceeds for its own account), such Borrower or such Person shall hold such instrument or funds in trust for Administrative Agent, and, immediately upon receipt thereof, shall remit the same or cause the same to be remitted, in kind, to Administrative Agent unless such payment or proceeds have been paid or will be paid by such Borrower or such Person to the Senior Agent pursuant to the requirements of the Senior Agreement or the other Senior Loan Documents in compliance with the Intercreditor Agreement.

          8.21     Reports. Borrowers have timely filed or caused to be timely filed all cost reports and other reports of every kind whatsoever required by Law or by written or oral contracts or otherwise to have been filed or made with respect to the Facilities, except for such reports of which the failure to file individually or in the aggregate, could not reasonably be expected to be a Material Adverse Event. There are no claims, actions, or appeals pending (and no Borrower has filed any claims or reports which should result in any such claims, actions, or appeals) before any commission, board, or agency including without limitation any intermediary or carrier, the Provider Reimbursement Review Board, or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any state or federal Medicare or Medicaid cost reports or claims filed by any Borrower, or any disallowance by any commission, board, or agency in connection with any audit of such cost reports, which, individually or in the aggregate, could reasonably be expected to be a Material Adverse Event. As of the Closing Date, and thereafter, no validation review or program integrity review related to any Borrower, or the consummation of the transactions contemplated herein, or related to the Facilities or the Collateral, all being conducted by any commission, board, or agency in connection with the Medicare or Medicaid programs, and to the knowledge of Borrowers, no such reviews are scheduled, pending, or threatened against or affecting any of the providers, or any of the Facilities or the Collateral, or the consummation of the transactions contemplated hereby, except those reviews that could not reasonably be expected to result in a Material Adverse Event.

          8.22     Compliance With Health Care Laws. Without limiting the generality of Section 8.15 or any other representation or warranty made herein, to Borrowers' knowledge, each of the Facilities, and each of its licensed employees and contractors (other than contracted agencies) in the exercise of their respective duties on behalf of each of the Facilities, is in compliance with all applicable statutes, laws, ordinances, rules, and regulations of any Governmental Authority (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the "Federal Anti-Kickback Statute," and the Section 1877 of the Social Security Act (Prohibition Against Certain Referrals), commonly referred to as "Stark Statute" (collectively, "Healthcare Laws")). Borrowers have maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, the Drug Enforcement Agency, the State Boards of Pharmacy, and, to the extent required by the Healthcare Laws, the federal and state Medicare, Medicaid, and TRICARE programs, and, to the knowledge of Borrowers, there are no presently existing circumstances which would result or likely would result in material violations of the Healthcare Laws. Each Borrower and its Affiliates and the owners of the Facilities and other businesses managed by any Borrower or its Affiliates have such Authorizations of all Governmental Authorities as are necessary under applicable Law to own their respective properties and to conduct their respective business (including without limitation such Authorizations as are required under federal, state and other health care Laws, and under such HMO or similar licensure Laws and such insurance Laws and regulations applicable thereto), and with respect to those Facilities and other businesses that participate in Medicare, Medicaid, and/or TRICARE to receive reimbursement under Medicare, Medicaid, and TRICARE. To Borrowers' knowledge, there currently exist no restrictions, deficiencies, required plans of corrective actions, or other such remedial measures with respect to federal and state Medicare, Medicaid, and TRICARE certifications or licensure that could reasonably be expected to result in a Material Adverse Event.

          8.23     Funds from Restricted Grants. None of the Facilities or other Collateral is subject to, and Borrowers shall indemnify and hold Holders harmless from and against, any liability in respect of amounts received by Borrower or others for the purchase or improvement of the Facilities or other Collateral or any part thereof under restricted or conditioned grants or donations, including, without limitation, monies received under the Public Health Service Act, 42 U.S.C. Section 291 et seq.

          8.24     HIPAA Compliance. To the extent that and for so long as any Borrower is a "covered entity" within the meaning of HIPAA, such Borrower (a) has undertaken or will promptly undertake all necessary surveys, audits, inventories, reviews, analyses, and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA and/or that could be adversely affected by the failure of such Borrower to be HIPAA Compliant (as defined below); (b) has developed or will promptly develop a detailed plan and time line for becoming HIPAA Compliant (a "HIPAA Compliance Plan"); and (c) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Borrower is or becomes HIPAA Compliant. For purposes hereof, "HIPAA Compliant" shall mean that such Borrower is or will be in compliance with each of the applicable requirements of the so-called "Administrative Simplification" provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be, except where failure to be in compliance could not reasonably be expected to result in a Material Adverse Event or otherwise materially adversely affect the rights and remedies of Administrative Agent and Holders hereunder.

          8.25     Licenses. Except as disclosed in Schedule 8.25, each Borrower has all necessary Authorizations, certificates of need, and rights to participate in (or the benefit of valid agreements to participate in) Medicare, Medicaid, TRICARE, and other material third party payor programs participated in by it, and has all Medicaid, TRICARE, and Medicare provider numbers, provider agreements, and other rights necessary for the generation of its Accounts and otherwise for the conduct of its business and for the intended use of its properties and assets to the extent necessary or appropriate to ensure no material interruption in cash flow.

          8.26     Certificates of Need. Borrowers are the lawful owner of any certificates of need or other required Authorization for the operation of each of the Facilities.

          8.27     Inactive Entities. Schedule 8.27 contains a complete and accurate list of all Inactive Entities as of the Closing Date. Except as set forth on Schedule 8.27, as of the Closing Date, none of the Inactive Entities (a) has Total Assets valued at greater than $260,000, (b) had Total Revenues during the fourth calendar quarter of 2001 in excess of $3,000, or (c) is currently conducting any business operations.

          8.28     Supplemental Schedules. Borrowers may amend any one of more of the Schedules referred in this Section 8 by notice to Administrative Agent. Any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided, however, that in no event shall the amendment of any such Schedule constitute a waiver by Administrative Agent or Holders of any Default that has occurred and is continuing at the time of such amendment unless such Default has been cured by the amendment of such Schedule and has been expressly waived by Required Holders.

          8.29     Amendment to Senior Loan Agreement. Borrowers agree to give Administrative Agent prior notice of any amendment or modification to the Senior Loan Agreement (or any other Senior Loan Documents) and, to the extent permitted by the Intercreditor Agreement, further agrees to execute any amendments to the Loan Documents as Required Holders may request to retain consistency between the provisions of the Loan Documents and the provisions of the Senior Loan Agreement (or any other Senior Loan Documents).

SECTION 9.     REPORTING AND OTHER AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees that, until indefeasible payment in full, in cash, of the Obligation, each Borrower shall perform and shall cause each of its Subsidiaries to perform, all covenants in this Section 9.

          9.1     Financial Statements and Other Reports. The Company will deliver to Administrative Agent and each Lender (unless specified to be delivered solely to Administrative Agent) the Financial Statements and other reports contained in the Reporting Rider attached hereto.

          9.2     Endorsement; Insurance Claims. Borrowers hereby constitute and appoint Administrative Agent and all Persons designated by Administrative Agent for that purpose as Borrowers' true and lawful attorney-in-fact, with power in the place and stead of each Borrower and in the name of each Borrower (a) to endorse such Borrower's name to any of the items of payment or proceeds described in Section 8.20 and all proceeds of Collateral that come into Administrative Agent's possession or under Administrative Agent's control, and (b) during the continuance of a Default, to obtain, adjust, and settle insurance claims, which are required to be paid to Administrative Agent or Holders. Borrowers hereby ratify and approve all acts of Administrative Agent or Holders made or taken in accordance with this Section 9.2. Both the appointment of Administrative Agent as Borrowers' attorney and Administrative Agent's Rights and powers hereunder are coupled with an interest and are irrevocable.

          9.3     Maintenance of Properties. Borrowers will maintain or cause to be maintained in good repair, working order, and condition all material properties used in the business of Borrowers and its Subsidiaries and will make or cause to be made all appropriate repairs, renewals, and replacements thereof.

          9.4     Further Assurances. Borrowers shall from time to time, execute such financing or continuation statements, documents, security agreements, reports, and other documents or deliver to Administrative Agent such instruments, certificates of title, mortgages, deeds of trust, or other documents as Administrative Agent at any time may reasonably request to evidence, perfect or otherwise implement the security for repayment of the Obligation provided for in the Loan Documents.

          9.5     Mortgages; Title Reports; Reports.

          (a)     Title Reports. Concurrently with any delivery to Senior Agent or any Senior Lender, but in any event within 60 days following the Closing Date, Borrower shall deliver or cause to be delivered to Administrative Agent copies of such title reports or title commitments that are required to be delivered pursuant to the Senior Loan Agreement so that Administrative Agent can determine that the Mortgages shall create second priority mortgage liens on the respective Mortgaged Property, free and clear of all mortgages, deeds of trust, and other Liens arising from Debt other than Liens in favor of Senior Lenders.

          (b)     Mortgages. Borrowers shall, concurrently with any delivery to Senior Agent or Senior Lenders, (and in any event within 60 days after the Closing Date) deliver to Administrative Agent fully executed Mortgages, in form and substance satisfactory to Administrative Agent.

          (c)     Other Real Property. If Borrowers intend to acquire any real property after the Closing Date (i) Borrowers shall comply with all provisions of this Agreement, (ii) Borrowers shall grant to Administrative Agent a first priority mortgage or deed of trust upon such real property subject only to Permitted Liens, and (iii) Borrowers shall obtain such lender's title insurance, ALTA surveys, environmental reports, structural and engineering inspection reports and other documents in form and substance satisfactory to Administrative Agent.

          9.6     Use of Proceeds and Margin Security. Borrowers shall use the proceeds of all Borrowings for proper business purposes (as described in the recitals to this Agreement) consistent with all applicable Laws. No portion of the proceeds of any Borrowing under any Tranche shall be used for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulations T, U, or X, or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act.

          9.7     Licensure; Medicaid/Medicare Cost Reports. Borrowers will maintain all certificates of need, provider numbers, provider agreements, and Authorizations necessary to conduct their business as currently conducted. Borrowers will take any steps required to comply with any new or additional requirements that may be imposed on providers of medical products and Medical Services except where failure to maintain or comply could not reasonably be expected to result in a Material Adverse Event. All Medicaid, Medicare, and TRICARE cost reports required by Law and all claims for reimbursement will be properly filed.

          9.8     Termination/Default of Contracts. Borrowers shall notify Administrative Agent of any (a) default or event of default under, (b) termination of, (c) modification or amendment of, or (d) failure of any party to renew, any Material Contract as soon as reasonably possible (other than with respect to any notice of default, termination, or failure to renew that originates with Borrowers, which notice shall be sent concurrently to Administrative Agent). Notwithstanding anything in this Section 9.8 to the contrary, no provision in this Section 9.8 shall modify, reduce, or otherwise affect Administrative Agent's or any Holder's Rights hereunder or under any other Loan Document.

          9.9     Notice of Default and Other Matters. Promptly after any of the following, give notice of:

          (a)     any Default;

          (b)     any change in the business, assets, liabilities, financial condition, results of operations, or business prospects of Borrowers taken as a whole which has had or could reasonably, individually, or in the aggregate, be expected to result in a Material Adverse Event; and

          (c)     any material amendment of the articles of incorporation or by-laws of any Borrower or any of its Subsidiaries which could reasonably be expected to materially adversely affect the interests and Rights of Administrative Agent or Holders under this Agreement.

          9.10      Inactive Entities. Each Inactive Entity shall be merged into or consolidated with a Borrower (or with another Inactive Entity that is promptly merged into or consolidated with a Borrower) as promptly as practicable and in any event by January 31, 2003, or such later date to which Required Holders may consent in writing; provided, however, that any Inactive Entity that has Total Assets valued at greater than zero and less than $10,000 may be dissolved without being merged or consolidated into a Borrower; provided that prior notice of such dissolution is given to Administrative Agent. The Financial Statements relating to each Inactive Entity shall be maintained in accordance with GAAP, including the financial records relating to the merger or consolidation of such Inactive Entity as required hereunder. In the event that any Inactive Entity shall remain in existence after January 31, 2003 (or such later date to which Required Holders have consented in writing), (i) a Default pursuant to this Section 9.10 shall immediately occur without further action or notice by Administrative Agent or Holders unless by that date, Borrowers have caused such Inactive Entity to become a Borrower.

          9.11     Payment of the Obligation. Borrowers shall pay the Obligation in accordance with the terms and provisions of the Loan Documents. Each Borrower shall be jointly and severally liable for the Obligation.

SECTION 10.     FINANCIAL COVENANTS

          Each Borrower covenants and agrees that until indefeasible payment in full, in cash, of the Obligation, Borrowers shall comply with, and shall cause each of their Subsidiaries to comply with, the following financial covenants:

          10.1     Tangible Net Worth. The Borrowers, on a consolidated basis, shall maintain Tangible Net Worth of at least the amounts set forth below at the end of each quarter of a Fiscal Year set forth below.

First Quarter	Amount
March 31, 2002	As set forth on Closing Balance Sheet
June 30, 2002	Amount as of March 31, 2002, plus $500,000
September 30, 2002	Amount as of June 30, 2002, plus $3,300,000
December 31, 2002	Amount as of September 30, 2002, plus $5,000,000
Each Quarter Thereafter (e.g. March 31, 2003, June 30, 2003 and so on)	Amount of as of the end of the immediately prior calendar quarter plus 50% of the Net Income earned for the calendar quarter at issue

          10.2     Minimum Operating Cash Flow. The Borrowers, on a consolidated basis, shall at all times maintain a minimum Operating Cash Flow of at least the amounts set forth below at the end of each quarter of a Fiscal Year set forth below.

Fiscal Quarter Ending	Amount
March 31, 2002	$48,000,000
June 30, 2002	$42,000,000
September 30, 2002	$36,800,000
December 31, 2002	$44,600,000
March 31, 2003	$45,200,000
June 30, 2003	$45,900,000
September 30, 2003	$46,600,000
December 31, 2003	$47,300,000
March 31, 2004	$48,500,000
June 30, 2004	$49,800,000
September 30, 2004	$51,000,000
December 31, 2004	$52,200,000

          10.3     Capital Expenditure Limits. The aggregate amount of all Capital Expenditures, Capital Leases with respect to fixed assets of Borrowers and their Subsidiaries (which shall be considered to be expended in full on the date such Capital Lease is entered into) and other contracts with respect to fixed assets initially capitalized on the Borrowers' or any of their Subsidiaries' balance sheet prepared in accordance with GAAP (which shall be considered to be expended in full on the date such contract is entered into) (excluding, in each case, expenditures for trade-ins and replacement of assets to the extent funded with casualty insurance proceeds) will not exceed the amount set forth below for each period set forth below.

Fiscal Quarter Ending	Amount
March 31, 2002	$11,600,000
June 30, 2002	$11,600,000
September 30, 2002	$11,100,000
December 31, 2002	$10,900,000
March 31, 2003	$12,300,000
June 30, 2003	$12,300,000
September 30, 2003	$12,300,000
December 31, 2003	$12,300,000
March 31, 2004	$13,000,000
June 30, 2004	$13,000,000
September 30, 2004	$13,000,000
December 31, 2004	$13,000,000

          10.4     Fixed Charge Coverage. Borrowers, on a consolidated basis, shall not permit its Fixed Charge Coverage for the rolling twelve (12) month period ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below for such periods.

Fiscal Quarter Ending	Ratio for Rolling Twelve Months
March 31, 2002	2.45
June 30, 2002	1.70
September 30, 2002	1.25
December 31, 2002	1.15
March 31, 2003	1.15
June 30, 2003	1.15
September 30, 2003	1.15
December 31, 2003	1.15
March 31, 2004	1.15
June 30, 2004	1.15
September 30, 2004	1.15
December 31, 2004	1.15

          10.5     Debt to EBITDA Ratio Borrowers, on a consolidated basis, shall not permit the ratio of (a) Debt of the Borrowers, on a consolidated basis, to (b) EBITDA of the Borrowers, on a consolidated basis, each calculated as of the last day of each fiscal quarter set forth below to be greater than the ratio set forth below for such periods:

Fiscal Quarter Ending	Ratio for Rolling Twelve Months	Ratio for Rolling Twelve Months If SumitomoTransaction Is Not Completed
March 31, 2002	4.50	4.04

Fiscal Quarter Ending	Ratio for Rolling Twelve Months	Ratio for Rolling Twelve Months If SumitomoTransaction Is Not Completed
June 30, 2002	4.15	3.69
September 30, 2002	3.75	3.32
December 31, 2002	3.00	2.63
March 31, 2003	2.81	2.46
June 30, 2003	2.63	2.29
September 30, 2003	2.44	2.12
December 31, 2003	2.25	1.95
March 31, 2004	2.25	1.95
June 30, 2004	2.25	1.95
September 30, 2004	2.25	1.95
December 31, 2004	2.25	1.95

          10.6     Census. The Borrowers, on a consolidated basis, shall not allow the Patient census for any period of four (4) consecutive weeks for the skilled nursing and hospital Facilities, when taken as a whole, to fall below eighty-seven percent (87%) of the number of licensed available beds in such Facilities taken as a whole (computed in a manner consistent with reporting practices existing on the date of this Agreement); provided that during the period from December 1st to January 1st of each year, the Borrowers shall not allow such census to fall below eighty-six percent (86%).

SECTION 11.     NEGATIVE COVENANTS

          Each Borrower covenants and agrees that until indefeasible payment in full, in cash, of the Obligation, Borrowers shall not and will not permit any of their Subsidiaries to:

          11.1     Debt. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Debt except: (a) the Obligation; (b) intercompany Debt among Borrowers, incurred in the ordinary course of business; (c) Debt owing by SHS to the Company or another Borrower in an aggregate principal amount not to exceed the sum of (i) the principal balance of such Debt as of the Closing Date and (ii) $1,500,000; (d) Debt incurred after the Closing Date in connection with Capital Leases or purchases secured by purchase money Liens, in both cases together not to exceed $5,000,000 in outstanding principal amount in the aggregate; (e) Debt under the Senior Loan Documents, but only to the extent permitted under the terms of the Intercreditor Agreement; (f) Debt existing on the Closing Date and identified on Schedule 11.1; (g) Debt incurred in connection with refinancing of those certain mortgages existing on the date hereof that encumber certain real property owned by the Borrowers on the date hereof, as set forth in Schedule 11.1, which Debt shall not exceed the principal balance secured by such mortgages on the Closing Date; (h) Debt incurred in connection with the Sumitomo Transaction and the SunTrust Transaction; and (i) unsecured Indebtedness not to exceed $2,000,000 in outstanding principal amount in the aggregate. No Borrower will, and will not permit any of its Subsidiaries to, incur any Liabilities except Debt permitted herein and trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which any Borrower or any of its Subsidiaries is contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent that such Borrower or any of its Subsidiaries has established adequate reserves therefor under GAAP.

          11.2     Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person (unless such obligation constitutes Debt permitted by Section 11.1), whether directly or indirectly by agreement to purchase the Debt of any other Person or through the purchase of goods, supplies, or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance, or loan for the purpose of paying or discharging any Debt or obligation of such other Person or otherwise; provided, however, that any Borrower may guarantee any obligation of any other Borrower so long as such obligation is otherwise not prohibited under this Agreement.

          11.3     Transfers, Liens, and Related Matters.

          (a)     Transfers. Sell, assign (by operation of Law or otherwise), or otherwise dispose of, or grant any option (other than the Partial Purchase Option contemplated in the Intercreditor Agreement) with respect to any of the Collateral, except that (i) Borrowers may permit the Inactive Entities to sell or transfer their respective assets in connection with any dissolution or liquidation permitted under Section 9.10, and (ii) Borrowers may (x) sell inventory to a buyer in the ordinary course of business and license a general intangible to a licensee in the ordinary course of business; (y) other than as set forth in clause (iii) below, make Asset Dispositions (other than any Asset Dispositions of all or any portion of the SunScript Stock or the SunScript Assets, which Asset Dispositions shall be prohibited without the prior written consent of the Holders), if all of the following conditions are met: (A) if the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $2,000,000 or, if such market value exceeds $2,000,000, (1) Borrowers shall have complied with Section 3.3(c), and (2) at least 90% of the consideration received is in the form of (x) cash, (y) an assumption of then-existing Debt, or (z) a combination of cash and assumption of then-existing Debt; (B) the consideration received is at least equal to the fair market value of such assets; (C) after giving effect to the sale or other disposition of the assets included within the Asset Disposition and the repayment of the Obligation with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Section 10 recomputed for the most recently ended calendar quarter for which information is available as if such Asset Disposition occurred at the beginning of such calendar quarter and are in compliance with all other terms and conditions contained in this Agreement, as determined by Administrative Agent in its reasonable discretion upon receipt of information it deems adequate for such purposes; and (D) no Default or Potential Default shall then exist or result from such sale or other disposition; (2) enter into sale-leaseback transactions expressly permitted by Section 11.16; and (iii) if no Default shall then exist or result from such sale or disposition, consummate the Permitted Divestitures, the Campus Transaction, and/or the THCI Turnover.

          (b)     Liens. Except for Permitted Liens and Liens incurred in connection with Debt permitted under clauses (f), (g), and (h) of Section 11.1 (provided that such Liens shall not encumber accounts or inventory unless the grantee in respect of such Liens have entered into a subordination agreement in form and substance satisfactory to Administrative Agent), directly or indirectly create, incur, assume, or permit to exist any Lien on or with respect to any of the Collateral or any proceeds, income, or profits therefrom.

          (c)     No Negative Pledges. Except for the Senior Loan Agreement and agreements in connection with Debt permitted under clauses (f), (g), and (h) of Section 11.1 (provided that such agreements shall not restrict encumbrances on accounts or inventory unless the parties benefiting from such agreements have entered into subordination agreements or other agreements in form and substance satisfactory to Administrative Agent), enter into or assume any agreement (other than the Loan Documents and the Senior Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired except if such agreement is entered into or assumed in connection with Capital Leases, or purchases secured by purchase money Liens, in either case permitted by Section 11.1.

          (d)     No Restrictions on Borrower Distributions to Borrowers. Except as provided herein, in the Senior Loan Documents, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Borrower to: (i) pay dividends or make any other distribution on any of such Borrower's capital stock owned by any Borrower; (ii) pay any Debt owed to any Borrower; (iii) make loans or advances to any Borrower; or (iv) transfer any of its property or assets to any Borrower, other than property or assets subject to Capital Leases or purchase money Liens permitted by the Agreement.

          11.4     Investments and Loans. Make or permit to exist investments in, loans to, or distributions to any other Person, except: (a) Cash Equivalents held by a Borrower; (b) loans and advances to employees of Borrowers for moving, entertainment, travel, and other similar expenses in the ordinary course of business in an aggregate outstanding amount not in excess of $250,000 at any time; (c) loans in respect of intercompany Debt permitted in Section 11.1; (d) investments by any Borrower in the capital stock of any of its Subsidiaries that is a Borrower on the Closing Date or in any Person that has become a Subsidiary and a Borrower after the Closing Date in accordance with the terms of Section 11.11 or otherwise with the prior written consent of Required Holders; (e) investments after the Closing Date by the Company or any other Borrower in SHS in an aggregate amount not to exceed $1,500,000; and (f) the investments disclosed on Schedule 11.4 existing on the Closing Date. Notwithstanding any contrary provision contained in this Agreement (including, without limitation, the provisions of Section 11.2), Borrowers shall not permit any Inactive Entity to acquire any assets, incur any Debt or Liabilities of any kind, conduct any business, perform any operations (other than those specifically required for liquidation or dissolution), receive any distributions from any Borrower or from any Subsidiary of any Borrower, make any investments or issue any stock or other equity interests.

          11.5     Restricted Junior Payments. Directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Junior Payment.

          11.6     Restriction on Fundamental Changes. (a) Enter into any transaction of merger or consolidation; (b) liquidate, wind-up, or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire by purchase or otherwise all or any substantial part of the business or assets of, or stock or other beneficial ownership of, any Person; provided, however, that notwithstanding anything in the foregoing to the contrary, so long as no Default shall have occurred and be continuing (or otherwise with the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld)), the following shall be permitted under this Agreement upon notice to the Administrative Agent: (x) the merger, consolidation, or dissolution of any Inactive Entity in accordance with Section 9.10 and (y) the mergers and consolidations of Borrowers with other Borrowers.

          11.7     Changes Relating to Senior Loan Documents. Without the prior written consent of Required Holders, change or amend the terms of the Senior Loan Documents in a manner prohibited by the Intercreditor Agreement.

          11.8     Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, or exchange of property or the rendering of any service) with any Affiliate or with any officer, director, or employee of any Borrower, except for transactions in the ordinary course of business and upon fair and reasonable terms which are fully disclosed to Administrative Agent and which are no less favorable to Borrowers than they would obtain in a comparable arm's length transaction with an unaffiliated Person.

          11.9     Conduct of Business. From and after the Closing Date, engage in any business other than businesses of the type engaged in by Borrowers or their Subsidiaries on the Closing Date.

          11.10     Tax Consolidations. File or consent to the filing of any consolidated income tax return with any Person other than any of its Subsidiaries.

          11.11     Subsidiaries. Other than the Subsidiaries set forth on Schedule 11.11, establish, create, or acquire, subject to Section 11.4, any new Subsidiaries without the written consent of Required Holders. Notwithstanding anything in this Section 11.11 to the contrary, Borrowers may, without the consent of Administrative Agent, establish any new domestic Subsidiary that, immediately upon its establishment, becomes a Borrower hereunder and thus becomes obligated in the same manner and to the same extent of any other Borrower under this Agreement and the other Loan Documents. Borrowers shall cause each new Subsidiary to execute and deliver any and all agreements or modifications, revisions, or amendments to the Loan Documents necessary to evidence the addition of such new Subsidiary as a Borrower.

          11.12     Fiscal Year; Tax Designation. Change its Fiscal Year; or elect to be designated as an entity other than a C corporation as defined in the Code.

          11.13     Use of Holders' Name. Borrowers will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of any Holder or any of their respective Affiliates or referring to this Agreement or the other Loan Documents without at least two Business Days prior written notice to Holders and without the prior written consent of Holders unless (and only to the extent that) such Borrower or Affiliate are required to so disclose under Law and then, in any event, such Borrower or Affiliate will consult with Holder before issuing such press release or other public disclosure.

          11.14     IRS Form 8821. Revoke IRS Form 8821 designating Administrative Agent as Borrowers' appointee to receive directly from the IRS, on an on-going basis, certain tax information, notices, and other written communication or fail to take actions necessary to renew such Form 8821 prior to its expiration for all time periods prior to the Termination Date.

          11.15     Certificates of Need. Except in the ordinary course of its business, amend, alter, suspend, terminate, or make provisional in any material way, any certificate of need, provider number, or provider agreement without the prior written consent of Required Holders, which consent shall not be unreasonably withheld.

          11.16     Sale Lease-back Transactions. Directly or indirectly, enter into any arrangement whereby any Borrower sells or transfers all or any of its assets and, within one (1) year thereafter, rents or leases such assets so sold or transferred, without the prior consent of Required Holders; provided that Borrowers may enter into any such arrangements so long as the aggregate fair market value of all property subject to such arrangements does not exceed $5,000,000 (based on the fair market value at the time of the transaction). Notwithstanding anything in the foregoing to the contrary, Borrowers may enter into sale and lease back transactions (i) in connection with the THCI Turnover and (ii) in respect of the Campus Transaction.

          11.17     Plan and Confirmation Order. Without the prior written consent of Required Holders, Borrowers will not (i) make any material change to the Plan, (ii) seek to revise or amend the Confirmation

Order, or (iii) fail to fully implement or fail to perform any duty or other obligation under the Plan or the Confirmation Order, including, but not limited to, making any payment(s) to creditor(s) when due under the terms of the Plan and the Confirmation Order, including, but not limited to, any agreement(s) or document(s) approved or incorporated therein or executed pursuant thereto.

SECTION 12.     DEFAULT, RIGHTS, AND REMEDIES

          12.1     Default. "Default" shall mean the occurrence or existence of any one or more of the following (for each section a different grace or cure period may be specified, if no grace or cure period is specified, such occurrence or existence constitutes an immediate Default):

          (a)     Payment. Failure of any Borrower to comply with Section 9.11 or any other failure to make payment of any of the Obligation when due and in the case of interest, such failure shall not be cured within five days of the applicable due date; or

          (b)     Default in Other Agreements. (i) Failure of any Borrower to pay when due any principal or interest on any Debt (other than the Obligation) or (ii) breach or default of any Borrower with respect to any Debt (other than the Obligation), in each case, only if such failure to pay, breach, or default entitles the holder to cause such Debt having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $3,000,000 to become or be declared due prior to its stated maturity; or

          (c)     Breach of Certain Provisions. Failure of any Borrower to perform or comply with any term or condition contained in Sections 9.1, 9.4, 9.10, 10, and 11; or

          (d)     Breach of Warranty. Any representation, warranty, certification, or other statement made by any Borrower in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made; or

          (e)     Other Defaults Under Loan Documents. Any Borrower defaults in the performance of or compliance with any term contained in this Agreement other than those otherwise set forth in this Section 12.1 (a, or defaults in the performance of or compliance with any term contained in the other Loan Documents and such default is not remedied or waived within 15 days after notice from Administrative Agent to Borrowers of such default; provided that if such default is not capable of being cured within such 15 day period and Borrowers have and continue to diligently, continuously and in good faith pursue a cure, Borrowers shall have an additional period of 15 days to cure such default; or

          (f)     Change in Control. (i) Any Person or group (as defined in the Securities Exchange Act of 1934, as amended), other than the holders of the voting stock of the Company as of the Closing Date, shall acquire for the first time direct or indirect ownership (constructive or otherwise), or the direct or indirect power to vote more than 40% of the outstanding voting stock of the Company, or (ii) individuals who, as of the Closing Date, were members of the board of officers or directors of the Company (together with any new director whose election by the Company's board of directors or whose nomination for election by the Company's shareholders were approved by a vote of at least a majority of the directors then in office who themselves were either directors as of the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the members of the board of directors of the Company then in office; or

          (g)     Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to the Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Law now or hereafter in effect, which decree or order is not stayed or other similar relief is not granted under any applicable Law; or (ii) the continuance of any of the following events for 60 days unless dismissed, bonded or discharged: (A) an involuntary case is commenced against the Company or any of its Subsidiaries, under any Debtor Relief Law now or hereafter in effect; or (B) a receiver, liquidator, sequestrator, trustee, custodian, or other fiduciary having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of their respective property, is appointed; or

          (h)     Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Company or any of its Subsidiaries commences a voluntary case under any Debtor Relief Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such Law or consents to the appointment of or taking possession by a receiver, trustee, or other custodian for all or a substantial part of its property; or (ii) the Company or any of its Subsidiaries makes any assignment for the benefit of creditors; or (iii) the board of directors of the Company or any of its Subsidiaries adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 12.1(h); or

          (i)     Liens. Any Lien, levy, or assessment is filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or the assets of the Company or any of its Subsidiaries by the United States or any department or instrumentality thereof or by any other Governmental Authority (other than Permitted Liens) and such Lien, levy, or assessment is not stayed, vacated, paid, or discharged within ten days; or

          (j)     Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process involving (i) an amount in any individual case in excess of $500,000 or (ii) an amount in the aggregate at any time in excess of $1,000,000 (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage) is entered or filed against the Company or any of its Subsidiaries or any of their respective assets and remains undischarged, unvacated, unbonded, or unstayed for a period of 45 consecutive days; or

          (k)     Dissolution. Any order, judgment, or decree is entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or such Subsidiary, and such order remains undischarged or unstayed for a period in excess of 20 consecutive days, but in any event not later than five days prior to the date of any proposed dissolution or split up; provided that in the case of a dissolution or split up of a Subsidiary that is not a Borrower, such dissolution or split up could reasonably be expected to result in a Material Adverse Event; or

          (l)     Solvency. The Borrowers, on a consolidated basis, cease to be Solvent or any Borrower admits in writing its present or prospective inability to pay its debts as they become due; or

          (m)     Injunction. The Company or any of its Subsidiaries is enjoined, restrained, or in any way prevented by the order of Governmental Authority from conducting all or any material part of its business and such order continues for 30 consecutive days or more; or

          (n)     Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect (in each case prior to such respective partial or full release); or

          (o)     Failure of Security. Administrative Agent, on behalf of itself and Holders, does not have or ceases to have a valid and perfected security interest in the Collateral (subject only to Permitted Liens), in each case, for any reason other than the failure of Administrative Agent or any Holder to take any action within its control; or

          (p)     Damage, Strike, Casualty. Any damage to, or loss, theft, or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than ten consecutive days, the cessation or substantial curtailment of revenue producing activities at any Facility of any Borrower or any of its Subsidiaries, if any such event or circumstance could reasonably be expected to result in a Material Adverse Event; or

          (q)     Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license, permit or other governmental Authorization now held or hereafter acquired by the Borrowers that is required for either the Borrowers to conduct their business as presently conducted or for the Borrowers to receive reimbursements, which loss, suspension, revocation, or failure to renew could reasonably be expected to result in a Material Adverse Effect; or

          (r)     Forfeiture. There is filed against any Borrower any civil or criminal action, suit, or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (i) is not dismissed within 120 days; and (ii) could reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

          (s)     Default Under Plan and/or Confirmation Order. The default by Borrowers (or any of them) under any of Borrowers' duties under the Plan or the Confirmation Order, including, but not limited to the failure of Borrowers (or any of them) to make any payment(s) to creditor(s) when due under the terms of the Plan or the Confirmation Order, including, but not limited to, any agreement(s) or document(s) approved or incorporated therein or executed pursuant thereto and subject to any applicable grace periods.

          (t)     Alteration Or Revocation Of Plan Or Confirmation Order. Any change to the Plan or Confirmation Order requested by Borrowers without the prior written consent of Required Holders and any change to, or the revocation or change of the terms of the Plan or the Confirmation Order approved by the Bankruptcy Court on any basis, including, but not limited to orders of the Bankruptcy Court entered under Bankruptcy Code Section1127(b), Bankruptcy Code Section1144, and Federal Rule of Civil Procedure 60, as incorporated by Bankruptcy Rule 9024 in each case which could reasonably be expected to result in a Material Adverse Event; or

          (u)     Senior Loan Documents. The occurrence of an "Event of Default" by any Borrower under the Senior Loan Agreement (or any other Senior Loan Documents) which event of default gives the holders of the obligations under such Term Loan Documents the right to accelerate the Debt thereunder prior to the stated maturity thereof; or

          (v)     Material Contracts. The termination of, expiration (without renewal or replacement on then-market terms) of, or occurrence of an event of default by any Borrower under any

Material Contract that could reasonably be expected to result in a Material Adverse Event.

          12.2     Remedies Upon Default.

          (a)     Debtor Relief. If a Default exists under Section 12.1(g) or 12.1(h), the commitment to extend credit hereunder shall automatically terminate and the entire unpaid balance of the Obligation shall automatically become due and payable without any action or notice of any kind whatsoever.

          (b)     Other Defaults. If any Default exists, Administrative Agent may (and, subject to the terms of Section 13, shall upon the request of Required Holders) or Required Holders may, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 12.2(a), declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable; (ii) terminate the commitments of Holders to extend credit hereunder; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Holder to, and each Holder shall be entitled to, exercise) the Rights of offset or banker's Lien against the interest of each Borrower in and to every account and other property of any Borrower which are in the possession of Administrative Agent or any Holder to the extent of the full amount of the Obligation (to the extent permitted by Law, each Borrower being deemed directly obligated to each Holder in the full amount of the Obligation for such purposes); and (v) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of New York, or any other applicable jurisdiction as Administrative Agent or Required Holders (as the case may be) shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any Right granted to Administrative Agent or any Holder in any of the Loan Documents.

          12.3     Borrower Waivers. To the extent permitted by Law, the Borrowers hereby waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their respective liability with respect to the Obligation (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Obligation (or any part thereof), by any indulgence, or by any release or change in any security for the payment of the Obligation (or any part thereof).

          12.4     Performance by Administrative Agent. If any covenant, duty, or agreement of any Borrower is not performed in accordance with the terms of the Loan Documents, after the occurrence and during the continuance of a Default, Administrative Agent may, at its option (but subject to the approval of Required Holders), perform or attempt to perform such covenant, duty, or agreement on behalf of such Borrower. In such event, any amount expended by Administrative Agent in such performance or attempted performance shall be payable by the Borrowers, jointly and severally, to Administrative Agent on demand, shall become part of the Obligation, and shall bear interest at the Default Rate from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that Administrative Agent does not assume, and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Borrower.

          12.5     Delegation of Duties; Reliance. Administrative Agent may perform any of its duties or exercise any of its Rights under the Loan Documents by or through its Representatives. Administrative Agent and its Representatives shall (a) be entitled to rely upon (and shall be protected in relying upon)

any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telecopy, telegram, telex or teletype message, statement, order, or other documents or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent, (b) be entitled to deem and treat each Holder as the owner and holder of the Obligation owed to such Holder for all purposes until, subject to Section 14.12, written notice of the assignment or transfer thereof shall have been given to and received by Administrative Agent (and any request, authorization, consent, or approval of any Holder shall be conclusive and binding on each subsequent holder, assignee, or transferee of the Obligation owed to such Holder or portion thereof until such notice is given and received), (c) not be deemed to have notice of the occurrence of a Default unless a responsible officer of Administrative Agent, who handles matters associated with the Loan Documents and transactions thereunder, has received written notice from a Holder or any Borrower and stating that such notice is a "Notice of Default," and (d) be entitled to consult with legal counsel (including counsel for any Borrower), independent accountants, and other experts selected by Administrative Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts.

          12.6     Not in Control. Nothing in any Loan Document shall, or shall be deemed to (a) give Administrative Agent or any Holder the Right to exercise control over the assets (including real property), affairs, or management of any Borrower, (b) preclude or interfere with compliance by any Borrower thereof with any Law, or (c) require any act or omission by any Borrower thereof that may be harmful to Persons or property. Any "Material Adverse Event" or other materiality qualifier in any representation, warranty, covenant, or other provision of any Loan Document is included for credit documentation purposes only and shall not, and shall not be deemed to, mean that Administrative Agent or any Holder acquiesces in any non-compliance by any Borrower with any Law or document, or that Administrative Agent or any Holder does not expect the Borrowers to promptly, diligently, and continuously carry out all appropriate removal, remediation, and termination activities required or appropriate in accordance with all Environmental Laws. The Administrative Agent and the Holders have no fiduciary relationship with or fiduciary duty to any Borrower arising out of or in connection with the Loan Documents, and the relationship between the Administrative Agent and the Holders, on the one hand, and Borrowers, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor. The power of the Administrative Agent and Holders under the Loan Documents is limited to the Rights provided in the Loan Documents, which Rights exist solely to assure payment and performance of the Obligation and may be exercised in a manner calculated by the Administrative Agent and Holders in their respective good faith business judgment.

          12.7     Course of Dealing. The acceptance by Administrative Agent or Holders at any time and from time to time of partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent, Required Holders, or Holders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Required Holders, or Holders in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

          12.8     Cumulative Rights. All Rights available to Administrative Agent and Holders under the Loan Documents are cumulative of and in addition to all other Rights granted to Administrative Agent and Holders at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent or Holders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

          12.9     Application of Proceeds. Any and all proceeds ever received by Administrative Agent or Holders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation in the order and manner set forth in Section 3.12.

          12.10     Certain Proceedings. Each Borrower will promptly execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Administrative Agent or Holders may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or Authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because the Borrowers agree that Administrative Agent's and Holders' remedies at Law for failure of the Borrowers to comply with the provisions of this Section would be inadequate and that such failure would not be adequately compensable in damages, the Borrowers agree that the covenants of this Section may be specifically enforced.

          12.11     Expenditures by Holders. Borrowers shall promptly pay within fifteen (15) Business Days after request therefor (a) all reasonable costs, fees, and expenses paid or incurred by Administrative Agent and Highland Capital Management, L.P., incident to any Loan Document (including, but not limited to, the reasonable fees and expenses of counsel to Administrative Agent and Highland Capital Management, L.P. in connection with the negotiation, preparation, delivery, execution, coordination, and administration of the Loan Documents and any related amendment, waiver, or consent) and (b) all reasonable costs and expenses of Holders and Administrative Agent incurred by Administrative Agent or any Holder in connection with the enforcement of the obligations of any Borrower arising under the Loan Documents (including, without limitation, costs and expenses incurred in connection with any workout or bankruptcy) or the exercise of any Rights arising under the Loan Documents (including, but not limited to, reasonable attorneys' fees including allocated cost of internal counsel, court costs, and other costs of collection), all of which shall be a part of the Obligation and shall bear interest at the Default Rate from the date due until the date repaid.

          12.12     Indemnification. Each Borrower agrees, jointly and severally, to indemnify and hold harmless Administrative Agent, and each Holder, and each of their respective affiliates and their respective officers, directors, employees, agents, attorneys, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities (including, without limitation, any Environmental Liabilities), costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings (including any of the foregoing arising from the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation, or other proceeding to which the indemnity in this Section 11.11 applies, such indemnity shall be effective whether or not such investigation, litigation, or proceeding is brought by any Borrower, their directors, shareholders, or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower agrees not to assert any claim against any indemnified party on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 11.11 shall survive the payment in full of the Borrowings and all other amounts payable under the Loan Documents.

SECTION 13     AGREEMENT AMONG HOLDERS.

          13.1     Administrative Agent

          (a)     Appointment of Administrative Agent. Each Holder hereby appoints U.S. Bank National Association (and U.S. Bank National Association hereby accepts such appointment) as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Holder in and under all Loan Documents; (ii) to arrange the means whereby the funds of Holders are to be made available to Borrowers under the Loan Documents; (iii) to take such action as may be requested by any Holder under the Loan Documents (when such Holder is entitled to make such request under the Loan Documents and after such requesting Holder has obtained the concurrence of such other Holders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to Holders under the Loan Documents; (v) to timely distribute, and Administrative Agent agrees to so distribute, to each Holder all material information, requests, documents, and items received from Borrowers under the Loan Documents; (vi) to promptly distribute to each Holder its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; and (vii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from Holders; provided, however, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable Law.

          (b)     Resignation or Removal of Administrative Agent. Successor Administrative Agent. Administrative Agent may resign at any time with or without cause as Administrative Agent under the Loan Documents by giving written notice thereof to Holders and may be removed as Administrative Agent under the Loan Documents at any time with cause by Required Holders. Should the initial or any successor Administrative Agent ever cease to be a party hereto or should the initial or any successor Administrative Agent ever resign or be removed as Administrative Agent, then Required Holders shall elect the successor Administrative Agent from among the Holders (other than the resigning Administrative Agent). If no successor Administrative Agent shall have been so appointed by Required Holders, within 30 days after the retiring Administrative Agent's giving of notice of resignation or Required Holders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Holders, appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the Rights of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations of Administrative Agent under the Loan Documents, and each Holder shall execute such documents as any Holder may reasonably request to reflect such change in and under the Loan Documents. After any retiring Administrative Agent's resignation or removal as Administrative Agent under the Loan Documents, the provisions of this Section 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

          (c)     Administrative Agent as a Holder. Non-Fiduciary. Administrative Agent if also a Holder, in such capacity as a Holder, shall have the same Rights under the Loan Documents as any other Holder and may exercise the same as though it were not acting as Administrative Agent; the term "Holder" shall, unless the context otherwise indicates, include Administrative Agent; and any resignation, or removal of Administrative Agent hereunder shall not impair or otherwise affect any Rights which it has or may have in its capacity as an individual Holder. Each Holder and Borrowers agree that Administrative Agent is not a fiduciary for Holders or for Borrowers but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrowers and Holders, that Administrative Agent has no duties or responsibilities to Holders or Borrowers except those expressly set forth herein, and that Administrative Agent in its capacity as a Holder has all Rights of any other Holder.

          (d)     Other Activities of Administrative Agent. Administrative Agent and its Affiliates may now or hereafter be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrowers, act as trustee or depositary for Borrowers, or otherwise be engaged in other transactions with Borrowers (collectively, the "other activities") not the subject of the Loan Documents. Without limiting the Rights of Holders specifically set forth in the Loan Documents, Administrative Agent and its Affiliates shall not be responsible to account to Holders for such other activities, and no Holder shall have any interest in any other activities, any present or future guaranties by or for the account of Borrowers which are not contemplated or included in the Loan Documents, any present or future offset exercised by Administrative Agent and its Affiliates in respect of such other activities, any present or future property taken as security for any such other activities, or any property now or hereafter in the possession or control of Administrative Agent or its Affiliates which may be or become security for the obligations of Borrowers arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents, or instruments related to any such other activities; provided that, if any payments in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the Obligation, then each Holder shall be entitled to share in such application ratably.

          13.2     Expenses. Upon demand by Administrative Agent, each Holder shall pay its ratable portion (determined as of the date reimbursement is sought hereunder) of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees, and other costs of collection) incurred by Administrative Agent in connection with any of the Loan Documents if and to the extent such Administrative Agent does not receive reimbursement therefor from other sources within 60 days after incurred; provided that, each Holder shall be entitled to receive its ratable portion of any reimbursement for such expenses, or part thereof, which Administrative Agent subsequently receives from such other sources.

          13.3     Proportionate Absorption of Losses. Except as otherwise provided in the Loan Documents, nothing in the Loan Documents shall be deemed to give any Holder any advantage over any other Holder insofar as the Obligation is concerned, or to relieve any Holder from absorbing its ratable portion of any losses sustained with respect to the Obligation (except to the extent such losses result from unilateral actions or inactions of any Holder that are not made in accordance with the terms and provisions of the Loan Documents).

          13.4     [Intentionally Omitted]

          13.5     Limitation of Liability.

          (a)     General. Neither Administrative Agent nor any of its Representatives shall be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment, except for fraud, gross negligence, or willful misconduct; and neither Administrative Agent nor any of its Representatives has a fiduciary relationship with any Holder by virtue of the Loan Documents (provided that, nothing herein shall negate the obligation of Administrative Agent to account for funds received by it for the account of any Holder).

          (b)     Non-Discretionary Actions. Indemnification. Unless indemnified to its satisfaction against loss, cost, liability, and expense, neither Administrative Agent nor any other Agent shall be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Administrative Agent requests instructions from Holders or Required Holders, as the case may be, with respect to any act or action (including, but not limited to, any failure to act) in connection with any Loan Document, Administrative Agent shall be entitled (but shall not be required) to refrain (without incurring any liability to any Person by so refraining) from such act or action unless and until it has received such instructions. Except where action of Required Holders or all Holders is required in the Loan Documents, Administrative Agent may act hereunder in its own discretion without requesting instructions. In no event, however, shall Administrative Agent or any of its Representatives be required to take any action which it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Holder shall have any right of action against Administrative Agent as a result of Administrative Agent's acting or refraining from acting hereunder in accordance with the instructions of Required Holders (or all Holders if required in the Loan Documents).

          (c)     Independent Credit Decision. Neither Administrative Agent nor any other Agent shall be responsible in any manner to any Holder or any Participant for, and each Holder represents and warrants that it has not relied upon Administrative Agent or any other Agent in respect of, (i) the creditworthiness of any Borrower and the risks involved to such Holder, (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document, (iii) any representation, warranty, document, certificate, report, or statement made therein or furnished thereunder or in connection therewith, (iv) the existence, priority, or perfection of any Lien hereafter granted or purported to be granted under any Loan Document, or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Borrower. Each Holder agrees to indemnify Administrative Agent and its Representatives and hold them harmless from and against (but limited to such Holder's Pro Rata Part of) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by them in any way relating to or arising out of the Loan Documents or any action taken or omitted by them under the Loan Documents (including any of the foregoing arising from the negligence of Administrative Agent or its Representatives), to the extent Administrative Agent and its Representatives are not reimbursed for such amounts by any Borrower (provided that, Administrative Agent and its Representatives shall not have the Right to be indemnified hereunder for its or their own fraud, gross negligence, or willful misconduct).

          13.6     Default; Collateral.

          (a)     Upon the occurrence and continuance of a Default, Holders agree to promptly confer in order that Required Holders or Holders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Holders; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Required Holders. All Rights of action under the Loan Documents and all Rights to the Collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Agent or Holder, and the recovery of any judgment shall be for the benefit of Holders subject to the expenses of Administrative Agent. In actions with respect to any property of Borrowers, Administrative Agent is acting for the ratable benefit of each Holder. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrowers to the Obligation shall be construed as being for the ratable benefit of each Holder.

          (b)     Each Holder authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of the Holders. Except to the extent unanimity or a supermajority is required hereunder, each Holder agrees that any action taken by the Required Holders in accordance with the provisions of the Loan Documents, and the exercise by the Required Holders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Holders.

          (c)     Administrative Agent is hereby authorized on behalf of all of the Holders, without the necessity of any notice to or further consent from any Holder, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

          (d)     Administrative Agent shall have no obligation whatsoever to any Holder or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected, or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to Administrative Agent in this Section 13.6 or in any of the Collateral Documents; it being understood that Administrative Agent shall have no duty or liability whatsoever to any Holder, other than to act without gross negligence or willful misconduct.

          (e)     Holders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral: (i) upon payment and satisfaction of the Obligation; (ii) constituting property in which no Borrower owned an interest at the time the Lien was granted or at any time thereafter;(iii) upon the sale, transfer, or disposition of Collateral which is expressly permitted pursuant to the Loan Documents; (iv) as contemplated in Section 6.3; or (v) if approved, authorized, or ratified in writing by all necessary Holders. Upon request by Administrative Agent at any time, Holders will confirm in writing Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 13.6.

          (f)     In furtherance of the authorizations set forth in this Section 13.6, each Holder hereby irrevocably appoints Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Holder, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Holder's Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in Paragraph (e) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent's power, as attorney, relative to the Collateral matters described in this Section 13.6. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent. The power of attorney conferred by this Section 13.6(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligation, or any part thereof, shall remain unpaid or Holders are obligated to make any Borrowings under the Loan Documents.

          13.7     Limitation of Liability. To the extent permitted by Law, (a) Administrative Agent (acting in its agent capacity) shall not incur any liability to any Holder or Participant except for acts or omissions resulting from its own fraud, gross negligence or willful misconduct, and (b) neither Administrative Agent nor any Holder or Participant shall incur any liability to any other Person for any act or omission of any other Holder or Participant.

          13.8     Relationship of Holders. Nothing herein shall be construed as creating a partnership or joint venture among Administrative Agent and Holders.

          13.9     Benefits of Agreement. None of the provisions of this Section 13 shall inure to the benefit of any Borrower or any other Person other than Holders and Administrative Agent; consequently, no Borrower or any other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Administrative Agent or any Holder to comply with such provisions.

          13.10     Obligations Several. The obligations of Holders hereunder are several, and each Holder hereunder shall not be responsible for the obligations of the other Holders hereunder, nor will the failure of one Holder to perform any of its obligations hereunder relieve the other Holders from the performance of their respective obligations hereunder.

SECTION 14     MISCELLANEOUS.

          14.1     Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

          14.2     Nonbusiness Days. In any case where any payment or action is due under any Loan Document on a day which is not a Business Day, such payment or action may be delayed until the next-succeeding Business Day, but interest and fees shall continue to accrue in respect of any payment to which it is applicable until such payment is in fact made; provided that, if, in the case of any such payment in respect of a Eurodollar Rate Borrowing, the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

          14.3     Communications. Unless otherwise specifically provided herein or any other Loan Document, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, faxed, telecopied, or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax or telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, the next succeeding Business Day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to any Borrower:	c/o SUN HEALTHCARE GROUP, INC.
101 Sun Avenue NE
Albuquerque, New Mexico 87109
Attn: Treasurer
Fax/Telecopy No.: (505) 468-6635

With a copy to:	c/o SUN HEALTHCARE GROUP, INC.
101 Sun Avenue NE
Albuquerque, New Mexico 87109
Attn: General Counsel
Fax/Telecopy No.: (505) 468-4747

If to Administrative Agent:	U.S. Bank National Association
225 South Sixth Street
Minneapolis, Minnesota 55402-4302

With a copy to:	Highland Capital Management, L.P.
Two Galleria Tower, Suit 1300
13455 Noel Road
Dallas, Texas 75240
Attn: Patrick H. Daugherty
Fax/Telecopy No.: 972/628-4147

With a copy to:	Haynes and Boone, LLP
901 Main Street
Suite 3100
Dallas, Texas 75202
Attn: Laurie G. Lang
Fax/Telecopy No.: 214/200-0667

          If to any Holder: Its address indicated on the signature page hereto, in an Assignment and Acceptance Agreement or in a notice to Agents and Borrowers or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 14.3.

          14.4     Form and Number of Documents. Each agreement, document, instrument, or other writing to be furnished under any provision of the Loan Documents must be in form and substance and in such number of counterparts as may be reasonably satisfactory to Administrative Agent and its counsel.

          14.5     Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. All Rights of, and provisions relating to, reimbursement and indemnification of Administrative Agent or any Holder (and any other provision of the Loan Documents that expressly provides for such survival) shall survive termination of this Agreement, payment in full of the Obligation, and any assignment by any Holder.

          14.6     Governing Law. The Loan Documents have been entered into pursuant to Section 5-1401 of the New York General Obligations Law and the substantive laws of the State of New York (except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents), and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement and interpretation of the Loan Documents.

          14.7     Invalid Provisions. In the event that any provision of this Agreement is deemed to be invalid, illegal, or unenforceable by reason of the operation of any Law or by reason of the interpretation placed thereon by any Governmental Authority, the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by Law so as most fully to achieve the intention of this Agreement.

          14.8     Entirety. The Rights and Obligations of each Borrower, Holders, and Administrative Agent Shall Be Determined Solely from Written Agreements, Documents, and Instruments, and Any Prior Oral Agreements Between Such Parties Are Superseded by and Merged into Such Writings. This Agreement (As Amended in Writing from Time to Time) and the Other Written Loan Documents Executed by Any Borrower, Any Holder, and/or Administrative Agent (Together with All Commitment Letters and Fee Letters as They Relate to the Payment of Fees after the Closing Date) Represent the Final Agreement Between the Borrowers, Holders, and Administrative Agent, and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements by Such Parties. There Are No Unwritten Oral Agreements Between Such Parties.

          14.9     Jurisdiction; Venue; Service of Process; Jury Trial. Each Party Hereto, in Each Case for Itself, its Successors and Assigns, Hereby (A) irrevocably Submits to the Nonexclusive Jurisdiction of the State (pursuant to Section 5-1402 of the New York General Obligations Law) and Federal Courts Located in the Borough of Manhattan in the State of New York, and Agrees and Consents That Service of Process May Be Made upon it in Any Legal Proceeding Arising out of or in Connection with the Loan Documents and the Obligation by Service of Process as Provided by New York Law, (B) irrevocably Waives, to the Fullest Extent Permitted by Law, Any Objection Which it May Now or Hereafter Have to the Laying of Venue of Any Litigation Arising out of or in Connection with the Loan Documents and the Obligation Brought in Any Such Court, (C) irrevocably Waives Any Claims That Any Litigation Brought in Any Such Court Has Been Brought in an Inconvenient Forum, (D) agrees to Designate and Maintain an Agent for Service of Process in New York in Connection with Any Such Litigation and to Deliver to Administrative Agent Evidence Thereof, If Requested, (E) irrevocably Consents to the Service of Process out of Any of the Aforementioned Courts in Any Such Litigation by the Mailing of Copies Thereof by Certified Mail, Return Receipt Requested, Postage Prepaid, at its Address Set Forth Herein, (F) irrevocably Agrees That Any Legal Proceeding Against Any Party Hereto Arising out of or in Connection with the Loan Documents or the Obligation Shall Be Brought in One of the Aforementioned Courts, and (G) irrevocably Waives, to the Fullest Extent Permitted by Law, its Respective Rights to a Jury Trial of Any Claim or Cause of Action Based upon or Arising out of Any Loan Document or the Transactions Contemplated Thereby. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Borrowers and each other party to the Loan Documents acknowledge that this waiver is a material inducement to the agreement of each party hereto to enter into a business relationship, that each has already relied on this waiver in entering into the Loan Documents, and each will continue to rely on each of such waivers in related future dealings. The Borrowers and each other party to the Loan Documents warrant and represent that they have reviewed these waivers with their legal counsel, and that they knowingly and voluntarily agree to each such waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 14.9 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS, AND REPLACEMENTS TO OR OF THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

          14.10     Amendments, Consents, Conflicts, and Waivers.

          (a)     Except as otherwise specifically provided in this Section 14.10 or otherwise in the Loan Documents, (i) this Agreement may only be amended, modified, or waived by an instrument in writing executed jointly by Borrowers and Required Holders, and, if required by, the Intercreditor Agreement, the Senior Agent, and, in the case of any matter affecting Administrative Agent (except removal of Administrative Agent as provided in Section 13) by Administrative Agent, and may only be supplemented by documents delivered or to be delivered in accordance with the express terms hereof, and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver if Borrowers and Required Holders, and, in the case of any matter affecting Administrative Agent (except as set forth above), such Administrative Agent, have approved same.

          (b)     Any amendment to or consent or waiver under any Loan Document which purports to accomplish any of the following must be approved by Borrowers and by each Holder adversely affected thereby, and, if required by, the Intercreditor Agreement, the Senior Agent, and, in the case of any matter affecting Administrative Agent, by Administrative Agent: (i) postpones or delays any date fixed by the Loan Documents for any payment of all or any part of the Obligation payable to such Holder or Administrative Agent; (ii) reduces the interest rate or decreases the amount of any payment of principal, interest, fees, or other sums payable to Administrative Agent or any such Holder hereunder (except such reductions as are contemplated by this Agreement); (iii) changes the definition of "Required Holders" or this Section 14.10(b) or any other provisions of the Loan Documents that require the unanimous consent of the Holders; (iv) changes the order of application of any payment or prepayment set forth in Sections 3.3 and 3.12 in any manner that adversely affects such Holder or Administrative Agent; or (v) except as otherwise permitted by any Loan Document (including, without limitation, Section 6.3), releases all or any substantial portion of the Collateral or any material Borrower. Without the consent of such Holder, no Holder's "Commitment Percentage" may be increased.

          (d)     Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document shall be controlled by the terms and provisions herein.

          (e)     No course of dealing nor any failure or delay by Administrative Agent, any Holder, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Holder hereunder shall operate as a waiver thereof. A waiver must be in writing and signed by Administrative Agent and requisite Holders to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

          14.11     Multiple Counterparts. The Loan Documents may be executed in a number of counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of any Loan Document, it shall not be necessary to produce or account for more than one such counterpart. This Agreement shall become effective when counterparts hereof shall have been executed and delivered to Administrative Agent by each Holder, Administrative Agent, and Borrowers, or, when Administrative Agent shall have received telecopied, telexed, or other evidence satisfactory to it that such party has executed and is delivering to Administrative Agent a counterpart hereof.

          14.12     Successors and Assigns; Assignments and Participations.

          (a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not, except as otherwise permitted under the Loan Documents, assign or otherwise transfer any of its Rights or obligations hereunder without the prior written consent of each Holder and no Holder may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 14.12(b), (ii) by way of participation in accordance with the provisions of Section 14.12(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.12(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.12(d) and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Holders) any legal or equitable Right, remedy, or claim under or by reason of this Agreement.

          (b)     Any Holder may at any time assign to one or more Eligible Assignees all or a portion of its Rights and obligations under this Agreement (including all or a portion of the Aggregate Principal Debt owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Holder's Aggregate Principal Debt at the time owing to it or its Discount Notes or in the case of an assignment to a Holder or an Affiliate of a Holder or a Related Fund with respect to a Holder, the aggregate amount of the Aggregate Principal Debt of the assigning Holder subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Default or Potential Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Holder's Rights and obligations under this Agreement with respect to the Term Loan Principal Debt or the Discount Notes assigned, except that this clause (ii) shall not prohibit any Holder from assigning all or a portion of its Rights and obligations among separate Tranches on a non-pro rata basis; and (iii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Holder, shall deliver to the Administrative Agent such information as Administrative Agent shall reasonably request. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 14.12(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Holder under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Holder's Rights and obligations under this Agreement, such Holder shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4, 12, and 14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Holder of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Holder of a participation in such rights and obligations in accordance with Section 14.12(d).

          (c)     Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in St. Louis, Missouri a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, Aggregate Principal Amount owing to, each Holder pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, Administrative Agent, and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

          (d)     Any Holder may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of Borrowers' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Holder's Rights and/or obligations under this Agreement (including all or a portion of the Aggregate Principal Debt owing to it); provided that (i) such Holder's obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii)  Borrowers, Administrative Agent, and the other Holders shall continue to deal solely and directly with such Holder in connection with such Holder's Rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification, or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification, or waiver with respect to the following: extending the due date for payment of any amount in respect of principal (other than mandatory prepayments), interest, or fees due under the Loan Documents, reducing the interest rate or the amount of principal or fees applicable to the Obligation (except such reductions as are contemplated by the Loan Documents), or releasing all or any substantial portion of the Collateral for the Obligation under the Loan Documents (except such releases of Collateral as are contemplated in Section 6.3) that affects such Participant. Subject to Section 14.12(e), Borrowers agree that each Participant shall be entitled to the benefits of Section 4 to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to Section 14.12(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.14 as though it were a Holder, provided such Participant agrees to be subject to Section 3.13 as though it were a Holder.

          (e)     A Participant shall not be entitled to receive any greater payment under Section 4 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers' prior written consent. A Participant that would is not incorporated under the Laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 4.6 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 4.6(d) as though it were a Holder.

          (f)     Any Holder may at any time pledge or assign a security interest in all or any portion of its Rights under this Agreement to secure obligations of such Holder, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Holder as a party hereto.

          14.13     Decisions by Borrowers. To the extent any action under the Loan Documents requires the consent or direction of all Borrowers and all Borrowers do not agree on the action to be taken, Administrative Agent shall (a) take the alternative action (if any) provided under the Loan Documents for circumstances under which no consent or direction is given by Borrowers, or (b) if no such action is provided, take no action unless otherwise directed by Required Holders.

          14.14     Confidentiality. Administrative Agent and each Holder agree to exercise its best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrowers and not to disclose such information to Persons other than to: its respective Affiliates, officers, directors, and employees and in each case, on a need-to-know basis and provided that such recipient complies with the confidentiality provisions hereof; or its potential assignees or Participants; or Persons employed by or engaged by Administrative Agent, any Holder, or any Holder's assignees or Participants including, without limitation, attorneys, auditors, professional consultants, rating agencies, and portfolio management services and in each case, on a need-to-know basis and provided that such recipient complies with the confidentiality provisions hereof. The confidentiality provisions contained in this subsection shall not apply to disclosures (a) required to be made by Administrative Agent or any Holder to any Governmental Authority or pursuant to legal process or (b) consisting of general portfolio information that does not identify any Borrower. The obligations of Administrative Agent and Holders under this Section 14.14 shall supersede and replace the obligations of Administrative Agent and Holders under any confidentiality agreement in respect of this financing executed and delivered by Administrative Agent or any Holder prior to the date hereof. In no event shall Administrative Agent or any Holder be obligated or required to return any materials furnished by any Borrower; provided, however, each potential assignee or Participant shall be required to agree that if it does not become an assignee (or Participant) it shall return all materials furnished to it by such Borrower in connection herewith.

          14.15     Publication. Borrowers consent to the publication by Administrative Agent or Holders of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement; provided, however, Administrative Agent or Holders (as applicable) shall provide a draft of any such tombstone or similar advertising material to Borrowers for review prior to the publication thereof. Administrative Agent and Holders reserve the right to provide industry trade organizations information necessary and customary for inclusion in league table measurements.

          14.16     Company as Agent. By executing this Agreement, each of the Borrowers confirms to the other parties to this Agreement that the Company shall (and has been duly appointed by each of the Borrowers to) act as agent for the Borrowers for all purposes of the Loan Documents, including, without limitation, taking any action or receiving any communication on behalf of such Borrower in connection with the Loan Documents. Each of the Holders and Administrative Agent shall be entitled to deal with any Borrower through the Company and to rely on any instructions or other communications from the Company on behalf of any Borrower. None of the Holders or Administrative Agent shall have any responsibility to any Borrower for dealing with the Borrowers as provided in this Section 14.16, and the Obligation of each of the Borrowers to the Holders shall not be affected by any matter relating to acts or omissions of the Company relating to the Borrowing or otherwise as agent for the Borrowers hereunder. Notwithstanding the appointment of the Company as agent for the Borrowers hereunder, Administrative Agent and the Holders shall in their sole discretion be entitled to deal directly with any Borrower for all purposes of the Loan Documents.

          14.17     Intercreditor Agreement. Notwithstanding any contrary provision in any Loan Document, each Loan Document is subject to the Intercreditor Agreement, and each Borrower, Administrative Agent, and each Holder acknowledges and agrees to be bound by the provisions of the Intercreditor Agreement.

          14.18     Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The obligations of each Borrower under the Loan Documents shall remain in full force and effect until the payment in full of the Aggregate Principal Debt and of all interest, fees, and other amounts of the Obligation then due and owing, except that Sections 4, 12, and 14, and any other provisions under the Loan Documents expressly intended to survive by the terms hereof or by the terms of the applicable Loan Documents, shall survive such termination. If at any time any payment of the principal of or interest on any Note or any other amount payable by any Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Borrower or otherwise, the obligations of each Borrower under the Loan Documents with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

[Remainder of Page Intentionally Blank.
Signature Pages Follow.]

REPORTING RIDER

          This Reporting Rider is attached and made a part of that certain Term Loan and Note Purchase Agreement, dated as of February 28, 2002 and entered into among Borrowers, Administrative Agent, and Holder.

          (A)     Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, the Company will deliver to Administrative Agent and Holders (1) the consolidated balance sheet and cash flow statement of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income and stockholders' equity for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, and (2) a schedule of the outstanding Debt for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

          (B)     Quarterly Financials. As soon as available and in any event within fifty-five (55) days of the end of each of the first three calendar quarters of each Fiscal Year, the Company will deliver to Administrative Agent and (1) Holders the consolidated balance sheet and cash flow statement of the Company and its Subsidiaries as at the end of each such calendar quarter and the related consolidated statements of income, stockholders' equity, and cash flow for each such calendar quarter and for the period from the beginning of the then current Fiscal Year to the end of each such calendar quarter and (2) a reasonably detailed schedule of the Capital Expenditures incurred during such calendar quarter.

          (C)     Year-End Financials. As soon as available and in any event within one hundred five (105) days after the end of each Fiscal Year, the Company will deliver to Administrative Agent and Holders: (1) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, stockholders' equity, and cash flow for such Fiscal Year; (2) a detailed schedule of the Capital Expenditures incurred during such Fiscal Year; and (3) report with respect to the Financial Statements from the Company's Accountants, which report shall be unqualified as to going concern and scope of audit of the Company and its Subsidiaries and shall provide in substance that (a) such consolidated Financial Statements present fairly the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Company's' Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (4) copies of the consolidating financial statements of Borrowers and their Subsidiaries, including (a) consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year showing intercompany elimination's and (b) related consolidating statements of income of Borrowers and their Subsidiaries showing intercompany elimination's.

          (D)     Compliance Certificate. Together with the delivery of each set of Financial Statements referenced in subparagraphs (A), (B), and (C) above, Borrowers will deliver to Administrative Agent and Holders a Compliance Certificate in substantially the form of Exhibit F, together with copies of the calculations and work-up employed to determine Borrowers' compliance or noncompliance with the financial covenants set forth in Section 10.

          (E)     Borrowing Base Certificates, Registers, and Journals. On no less than a weekly basis, Borrowers shall deliver to Administrative Agent: (1) a Borrowing Base Certificate updated to reflect the most recent sales and collections of Borrowers and an assignment schedule of all of accounts created by Borrowers; (2) an invoice register or sales journal describing all sales of Borrowers, in form and substance satisfactory to Administrative Agent, and, if Administrative Agent so requests, copies of invoices evidencing such sales and proofs of delivery relating thereto; (3) a cash receipts journal; (4) a credit memo journal; and (5) an adjustment journal, setting forth all adjustments to accounts.

          (F)     Reconciliation Reports, Inventory Reports, and Listings and Agings. On the Closing Date and within twenty (20) days after the end of each calendar month and, if a Potential Default shall have occurred and be continuing, from time to time upon the request of Administrative Agent, Borrowers will deliver to Administrative Agent: (1) an aged trial balance of all then existing accounts; and (2) an Inventory Report duly executed by an officer of each Borrower as of the last day of such period. As soon as available and in any event within five (5) Business Days after both the fifteenth and the last day of each month, and from time to time upon the request of Administrative Agent, Borrowers will deliver to Administrative Agent: (1) a Reconciliation Report duly executed by the Financial Officer and substantially in the form of Exhibit E as at the last day of such period; (2) an aged trial balance of all then existing accounts payable; and (3) a detailed inventory listing and cover summary report. All such reports shall be in form and substance satisfactory to Required Holders.

          (G)     Management Report. Together with each delivery of Financial Statements of Borrowers and their Subsidiaries pursuant to subparagraph (A) above, Borrowers will deliver to Administrative Agent and Holders a management report: (1) describing the operations and financial condition of the Borrowers (by business segment) for the month then ended and the portion of the current Fiscal Year then elapsed; (2) setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered to Administrative Agent and Holders pursuant to subparagraph (L) below; and (3) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of the Company to the effect that such information fairly presents the results of operations and financial condition of Borrowers and their Subsidiaries as at the dates and for the periods indicated.

          (H)     Appraisals. From time to time, upon the request of Administrative Agent, Borrowers will obtain and deliver to Administrative Agent, at Borrowers' expense, appraisal reports in form and substance and from appraisers satisfactory to Administrative Agent, stating the then current fair market and orderly liquidation values of all or any portion of the Collateral; provided, however, so long as no Default or Potential Default is continuing, Administrative Agent shall not request an appraisal as to any particular category of Collateral to be performed more than once every 12 months at Borrowers' expense.

          (I)     Government Notices. Borrowers will deliver to Administrative Agent no later than five (5) Business Days following receipt copies of all notices, requests, subpoenas, inquiries, or other writings received from any Governmental Authority concerning the violation or alleged violation of ERISA, the violation or alleged violation of any Environmental Laws, or the violation or alleged violation of the Fair Labor Standards Act. Borrowers shall deliver to Collateral Agent an update to Schedule 8.7 no less frequently than on a quarterly basis.

          (J)     Notice of Default, etc. Promptly upon a Borrower obtaining knowledge of any of the following events or conditions, such Borrower shall deliver to Administrative Agent a certificate of such Borrower's chief executive officer or a financial officer specifying the nature and period of existence of such condition or event and what action such Borrower has taken, is taking, and proposes to take with respect thereto: (1) any condition or event that constitutes a Default or Potential Default; (2) any notice of default that any Person has given to such Borrower or any of its Subsidiaries, which default if unremedied could reasonably be expected to result in a Material Adverse Event; or (3) the occurrence of any Material Adverse Event.

          (K)     Projections. As soon as available and in any event no later than sixty (60) days after the end of each Fiscal Year of the Company, Borrowers, will deliver to Administrative Agent and Holders consolidated Projections of Borrowers and their Subsidiaries for the forthcoming three Fiscal Years, year by year, and for the forthcoming Fiscal Year, month by month.

          (L)     Other Information. With reasonable promptness, Borrowers will deliver such other information and data as Administrative Agent or any Holder may reasonably request from time to time.

          (M)     Opening Balance Sheet. As soon as available and in any event within ninety (90) days after the Closing Date, Borrowers will deliver to Administrative Agent and Holders a consolidated Closing Date balance sheet reviewed and reported on by the Company's Accountants.

EXECUTED to be effective as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as Administrative Agent, Lender, and Purchaser

By:/s/ Jason Nadler
Jason Nadler, Assistant Vice President

Signature Page to Term Loan Note

EXECUTED to be effective as of the date first written above.

BORROWERS

SUN HEALTHCARE GROUP, INC.	ACCELERATED CARE PLUS, L.L.C.

By: Cal-Med, Inc., Member of Accelerated Care Plus, L.L.C.

By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer	By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer

By: HC, Inc., Member of Accelerated Care Plus, L.L.C.

By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer

SUNDANCE REHABILITATION TEXAS, LIMITED PARTNERSHIP	WEST JERSEY/MEDIPLEX REHABILI-TATION LIMITED PARTNERSHIP

By: SRT, Inc., its general partner	By: Mediplex of New Jersey, Inc., its general partner

By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer	By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer

EACH ADDITIONAL BORROWER LISTED ON THE ANNEX ATTACHED TO AND INCORPORATED INTO THIS SIGNATURE PAGE

By: /s/ Robert K. Schneider Robert K. Schneider, Vice President and Treasurer of the entities listed on the attached Annex

Signature Page to Term Loan Note

Advantage Health Services, Inc.	Heritage Rehabilitation Center	Regency Rehab Hospitals, Inc.
Americare Health Services Corp.	HoMed Convalescent Equipment, Inc.	Regency-North Carolina, Inc.
Americare of West Virginia, Inc.	HTA of New York, Inc.	Regency-Tennessee, Inc.
Atlantic Medical Supply Company, Inc.	Huntington Beach Convalescent Hospital	Retirement Care Associates, Inc.
Beckley Health Care Corp.	Jeff Davis Healthcare, Inc.	Rose Rehabilitation Center
Bergen Eldercare, Inc.	Lake Forest Healthcare Center, Inc.	Salem Health Care Corp.
Bibb Health & Rehabilitation, Inc.	Libbie Rehabilitation Center, Inc.	San Bernardino Rehabilitation Hospital, Inc.
BioPath Clinical Laboratories, Inc.	Manatee Springs Nursing Center, Inc.	San Joaquin G.P. Corporation
Braswell Enterprises, Inc.	Maplewood Health Care Center of Jackson, Tennessee, Inc.	Shandin Hills Rehabilitation Center
Brent-Lox Hall Nursing Home, Inc.	Marion Health Care Corp.	Southside Health Care Center, Inc.
Brittany Rehabilitation Center, Inc.	Masthead Corporation	Spofford Land, Inc.
Cal-Med, Inc.	Meadowbrook Rehabilitation Center	SRT, Inc.
Care Enterprises West	Mediplex Management of Palm Beach County, Inc.	Statesboro Healthcare Center, Inc.
Care Enterprises, Inc.	Mediplex Management, Inc. Mediplex of Concord, Inc.	Stockton Rehabilitation Center, Inc.
Care Home Health Services	Mediplex of Connecticut, Inc.	Summers Landing, Inc.
CareerStaff Management, Inc.	Mediplex of Kentucky, Inc.	Sun Lane Purchase Corporation
CareerStaff Services Corporation	Mediplex of Maryland, Inc.	SunAlliance Healthcare Services, Inc.
CareerStaff Unlimited, Inc.	Mediplex of Massachusetts, Inc.	SunBridge G.P. Corporation
Carmichael Rehabilitation Center	Mediplex of New Hampshire, Inc.	SunBridge Healthcare Corporation
Charlton Healthcare, Inc.	Mediplex of New Jersey, Inc.	SunBridge Healthcare of Colorado, Inc.
Circleville Health Care Corp.	Mediplex Rehabilitation of Massachusetts, Inc.	SunBridge Rehab of Colorado, Inc.
Clipper Home of North Conway, Inc.	Mid-Florida, Inc.	SunBridge, Inc.
Clipper Home of Portsmouth, Inc.	Mountain Care Management, Inc.	SunCare Respiratory Services, Inc.
Clipper Home of Rochester, Inc.	New Bedford Nursing Center, Inc.	SunCare Services Corporation
Clipper Home of Wolfeboro, Inc.	Newport Beach Rehabilitation Center	SunChoice Medical Supply, Inc.
Coalinga Rehabilitation Center	Nursing Home, Inc.	SunDance Rehabilitation Corporation
Contour Medical, Inc.	Orange Rehabilitation Hospital, Inc.	SunDance Services Corporation
Correctional Care Corp.	P.M.N.F. Management, Inc.	SunFactors, Inc.
Covina Rehabilitation Center	Pacific Health Care, Inc.	SunHealth Specialty Services, Inc.
Dunbar Health Care Corp.	Paradise Rehabilitation Center, Inc.	SunMark Nevada, Inc.
Duval Healthcare Center, Inc.	Pharmacy Factors of California, Inc.	SunMark of New Mexico, Inc.
Executive Pharmacy Services, Inc.	Pharmacy Factors of Florida, Inc. Pharmacy Factors of Texas, Inc.	SunPlus Home Health Services, Inc.
Facility Supply, Inc.	PRI, Inc.	SunScript Pharmacy Corporation
Fairfield Rehabilitation Center	Putnam Health Care Corp.	SunSolution, Inc.
First Class Pharmacy, Inc.	Quality Care Holding Corporation	The Mediplex Group, Inc.
Fullerton Rehabilitation Center	Quality Nursing Care of Massachusetts, Inc.	U.S. Laboratory Corp.
Gainesville Healthcare Center, Inc.	Regency Health Services, Inc.	Vista Knoll Rehabilitation Center, Inc.
Gardendale Health Care Center, Inc.	Regency High School, Inc.	West Tennessee, Inc.
Glendora Rehabilitation Center		Willow Way, Inc.
Glenville Health Care Inc.		Worcester Nursing Center, Inc.
Goodwin Nursing Home, Inc.
Grand Terrace Rehabilitation Center
Hallmark Health Services, Inc.
Harbor View Rehabilitation Center
HC, Inc.

TWO-PAGE ANNEX TO SIGNATURE PAGE
(Attached to and incorporate by reference into the Term Loan Note)

U.S. Laboratory Corp.                        West Tennessee, Inc.     Worcester Nursing Center, Inc.
Vista Knoll Rehabilitation Center,     Willow Way, Inc.
Inc.

          HSR Partners, L.P.
          Therapists Unlimited - Baltimore/Washington,
             D.C., L.P.
          Therapists Unlimited - Chicago II, L.P.
          Therapists Unlimited - Detroit II, L.P.
          Therapists Unlimited - Fresno, L.P.
          Therapists Unlimited - Indianapolis, L.P.
          Therapists Unlimited - Seattle, L.P.

By:     CareerStaff Management, Inc.
          its general partner

          By:       /s/ Robert K. Schneider
                    Robert K. Schneider, Vice President
                    and Treasurer